Exhibit 10.1
Master Repurchase Agreement
September 1996 Version

Dated as of September 20, 2021

Between: Barclays Bank PLC

and Peachtree Mortgage SPV, LLC

1.Applicability
From time to time the parties hereto may enter into transactions in which one party (“Seller”) agrees to transfer to the other (“Buyer”) securities or other assets (“Securities”) against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Securities at a date certain or on demand, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in Annex I hereto and in any other annexes identified herein or therein as applicable hereunder.

2.Definitions
(a)“Act of Insolvency”, with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the commencement of any such case or proceeding against such party, or another seeking such an appointment or election, or the filing against a party of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 15 days, (iii) the making by such party of a general assignment for the benefit of creditors, or (iv) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due;

(b)“Additional Purchased Securities”, Securities provided by Seller to Buyer pursuant to Paragraph 4(a) hereof;

(c)“Buyer’s Margin Amount”, with respect to any Transaction as of any date, the amount obtained by application of the Buyer’s Margin Percentage to the Repurchase Price for such Transaction as of such date;

(d)“Buyer’s Margin Percentage”, with respect to any Transaction as of any date, a percentage (which may be equal to the Seller’s Margin Percentage) agreed to by Buyer and Seller or, in the absence of any such agreement, the percentage obtained by dividing the Market Value of the Purchased Securities on the Purchase Date by the Purchase Price on the Purchase Date for such Transaction;

(e)“Confirmation”, the meaning specified in Paragraph 3(b) hereof;

(f)“Income”, with respect to any Security at any time, any principal thereof and all interest, dividends or other distributions thereon;

(g)“Margin Deficit”, the meaning specified in Paragraph 4(a) hereof;

(h)“Margin Excess”, the meaning specified in Paragraph 4(b) hereof;

(i)“Margin Notice Deadline”, the time agreed to by the parties in the relevant Confirmation, Annex I hereto or otherwise as the deadline for giving notice requiring same-day satisfaction of margin maintenance obligations as provided in Paragraph 4 hereof (or, in the absence of any such agreement, the deadline for such purposes established in accordance with market practice);

(j)“Market Value”, with respect to any Securities as of any date, the price for such Securities on such date obtained from a generally recognized source agreed to by the parties or the most recent closing bid quotation from such a source, plus accrued Income to the extent not included therein (other than any Income credited or transferred to, or applied to the obligations of, Seller pursuant to Paragraph 5 hereof) as of such date (unless contrary to market practice for such Securities);

(k)“Price Differential”, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction);

(l)“Pricing Rate”, the per annum percentage rate for determination of the Price Differential;

(m)“Prime Rate”, the prime rate of U.S. commercial banks as published in The Wall Street Journal (or, if more than one such rate is published, the average of such rates);

(n)“Purchase Date”, the date on which Purchased Securities are to be transferred by Seller to Buyer;

(o)“Purchase Price”, (i) on the Purchase Date, the price at which Purchased Securities are transferred by Seller to Buyer, and (ii) thereafter, except where Buyer and Seller agree otherwise, such price increased by the amount of any cash transferred by Buyer to Seller pursuant to Paragraph 4(b) hereof and decreased by the amount of any cash transferred by Seller to Buyer pursuant to Paragraph 4(a) hereof or applied to reduce Seller’s obligations under clause (ii) of Paragraph 5 hereof;

(p)“Purchased Securities”, the Securities transferred by Seller to Buyer in a Transaction here- under, and any Securities substituted therefor in accordance with Paragraph 9 hereof. The term “Purchased Securities” with respect to any Transaction at any time also shall include Additional Purchased Securities delivered pursuant to Paragraph 4(a) hereof and shall exclude Securities returned pursuant to Paragraph 4(b) hereof;

(q)“Repurchase Date”, the date on which Seller is to repurchase the Purchased Securities from Buyer, including any date determined by application of the provisions of Paragraph 3(c) or 11 hereof;

(r)“Repurchase Price”, the price at which Purchased Securities are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination;

(s)“Seller’s Margin Amount”, with respect to any Transaction as of any date, the amount obtained by application of the Seller’s Margin Percentage to the Repurchase Price for such Transaction as of such date;

(t)“Seller’s Margin Percentage”, with respect to any Transaction as of any date, a percentage (which may be equal to the Buyer’s Margin Percentage) agreed to by Buyer and Seller or, in the absence of any such agreement, the percentage obtained by dividing the Market Value of the Purchased Securities on the Purchase Date by the Purchase Price on the Purchase Date for such Transaction.

3.Initiation; Confirmation; Termination
(a)An agreement to enter into a Transaction may be made orally or in writing at the initiation of either Buyer or Seller. On the Purchase Date for the Transaction, the Purchased Securities shall be transferred to Buyer or its agent against the transfer of the Purchase Price to an account of Seller.

(b)Upon agreeing to enter into a Transaction hereunder, Buyer or Seller (or both), as shall be agreed, shall promptly deliver to the other party a written confirmation of each Transaction (a “Confirmation”). The Confirmation shall describe the Purchased Securities (including CUSIP number, if any), identify Buyer and Seller and set forth (i) the Purchase Date, (ii) the Purchase Price, (iii) the Repurchase Date, unless the Transaction is to be terminable on demand, (iv) the Pricing Rate or Repurchase Price applicable to the Transaction, and (v) any additional terms or conditions of the Transaction not inconsistent with this Agreement. The Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Confirmation relates, unless with respect to the Confirmation specific objection is made promptly after receipt thereof. In the event of any conflict between the terms of such Confirmation and this Agreement, this Agreement shall prevail.

(c)In the case of Transactions terminable upon demand, such demand shall be made by Buyer or Seller, no later than such time as is customary in accordance with market practice, by telephone or otherwise on or prior to the business day on which such termination will be effective. On the date specified in such demand, or on the date fixed for termination in the case of Transactions having a fixed term, termination of the Transaction will be effected by transfer to Seller or its agent of the Purchased Securities and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Paragraph 5 hereof) against the transfer of the Repurchase Price to an account of Buyer.

4.Margin Maintenance
(a)If at any time the aggregate Market Value of all Purchased Securities subject to all Transactions in which a particular party hereto is acting as Buyer is less than the aggregate Buyer’s Margin Amount for all such Transactions (a “Margin Deficit”), then Buyer may by notice to Seller require Seller in such Transactions, at Seller’s option, to transfer to Buyer cash or additional Securities reasonably acceptable to Buyer (“Additional Purchased Securities”), so that the cash and aggregate Market Value of the Purchased Securities, including any such Additional Purchased Securities, will thereupon equal or exceed such aggregate Buyer’s Margin Amount (decreased by the amount of any Margin Deficit as of such date arising from any Transactions in which such Buyer is acting as Seller).

(b)If at any time the aggregate Market Value of all Purchased Securities subject to all Transactions in which a particular party hereto is acting as Seller exceeds the aggregate Seller’s Margin Amount for all such Transactions at such time (a “Margin Excess”), then Seller may by notice to Buyer require Buyer in such Transactions, at Buyer’s option, to transfer cash or Purchased Securities to Seller, so that the aggregate Market Value of the Purchased Securities, after deduction of any such cash or any Purchased Securities so transferred, will thereupon not exceed such aggregate Seller’s Margin Amount (increased by the amount of any Margin Excess as of such date arising from any Transactions in which such Seller is acting as Buyer).

(c)If any notice is given by Buyer or Seller under subparagraph (a) or (b) of this Paragraph at or before the Margin Notice Deadline on any business day, the party receiving such notice shall transfer cash or Additional Purchased Securities as provided in such subparagraph no later than the close of business in the relevant market on such day. If any such notice is given after the Margin Notice Deadline, the party receiving such notice shall transfer such cash or Securities no later than the close of business in the relevant market on the next business day following such notice.

(d)Any cash transferred pursuant to this Paragraph shall be attributed to such Transactions as shall be agreed upon by Buyer and Seller.

(e)Seller and Buyer may agree, with respect to any or all Transactions hereunder, that the respective rights of Buyer or Seller (or both) under subparagraphs (a) and (b) of this Paragraph may be exercised only where a Margin Deficit or Margin Excess, as the case may be, exceeds a specified dollar amount or a specified percentage of the Repurchase Prices for such Transactions (which amount or percentage shall be agreed to by Buyer and Seller prior to entering into any such Transactions).

(f)Seller and Buyer may agree, with respect to any or all Transactions hereunder, that the respective rights of Buyer and Seller under subparagraphs (a) and (b) of this Paragraph to require the elimination of a Margin Deficit or a Margin Excess, as the case may be, may be exercised whenever such a Margin Deficit or Margin Excess exists with respect to any single Transaction hereunder (calculated without regard to any other Transaction outstanding under this Agreement).

5.Income Payments
Seller shall be entitled to receive an amount equal to all Income paid or distributed on or in respect of the Securities that is not otherwise received by Seller, to the full extent it would be so entitled if the Securities had not been sold to Buyer. Buyer shall, as the parties may agree with respect to any Transaction (or, in the absence of any such agreement, as Buyer shall reasonably determine in its discretion), on the date such Income is paid or distributed either (i) transfer to or credit to the account of Seller such Income with respect to any Purchased Securities subject to such Transaction or (ii) with respect to Income paid in cash, apply the Income payment or payments to reduce the amount, if any, to be transferred to Buyer by Seller upon termination of such Transaction. Buyer shall not be obligated to take any action pursuant to the preceding sentence (A) to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer cash or Additional Purchased Securities sufficient to eliminate such Margin Deficit, or
(B) if an Event of Default with respect to Seller has occurred and is then continuing at the time such Income is paid or distributed.

6.Security Interest
Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, Seller shall be deemed to have pledged to Buyer as security for the performance by Seller of its obligations under each such Transaction, and shall be deemed to have granted to Buyer a security interest in, all of the Purchased Securities with respect to all Transactions hereunder and all Income thereon and other proceeds thereof.

7.Payment and Transfer
Unless otherwise mutually agreed, all transfers of funds hereunder shall be in immediately available funds. All Securities transferred by one party hereto to the other party (i) shall be in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as the party receiving possession may reasonably request, (ii) shall be transferred on the book-entry system of a Federal Reserve Bank, or (iii) shall be transferred by any other method mutually acceptable to Seller and Buyer.

8.Segregation of Purchased Securities
To the extent required by applicable law, all Purchased Securities in the possession of Seller shall be segregated from other securities in its possession and shall be identified as subject to this Agreement. Segregation may be accomplished by appropriate identification on the books and records of the holder, including a financial or securities intermediary or a clearing corporation. All of Seller’s interest in the Purchased Securities shall pass to Buyer on the Purchase Date and, unless otherwise agreed by Buyer and Seller, nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Securities or other- wise selling, transferring, pledging or hypothecating the Purchased Securities, but no such transaction shall relieve Buyer of its obligations to transfer Purchased Securities to Seller pursuant to Paragraph 3, 4 or 11 hereof, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Paragraph 5 hereof.

9.Substitution
(a)Seller may, subject to agreement with and acceptance by Buyer, substitute other Securities for any Purchased Securities. Such substitution shall be made by transfer to Buyer of such other Securities and transfer to Seller of such Purchased Securities. After substitution, the substituted Securities shall be deemed to be Purchased Securities.

(b)In Transactions in which Seller retains custody of Purchased Securities, the parties expressly agree that Buyer shall be deemed, for purposes of subparagraph (a) of this Paragraph, to have agreed to and accepted in this Agreement substitution by Seller of other Securities for Purchased Securities; provided, however, that such other Securities shall have a Market Value at least equal to the Market Value of the Purchased Securities for which they are substituted.

10.Representations
Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance, charter, by- law or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected. On the Purchase Date for any Transaction Buyer and Seller shall each be deemed to repeat all the foregoing representations made by it.

11.Events of Default
In the event that (i) Seller fails to transfer or Buyer fails to purchase Purchased Securities upon the applicable Purchase Date, (ii) Seller fails to repurchase or Buyer fails to transfer Purchased Securities upon the applicable Repurchase Date, (iii) Seller or Buyer fails to com- ply with Paragraph 4 hereof, (iv) Buyer fails, after one business day’s notice, to comply with Paragraph 5 hereof, (v) an Act of Insolvency occurs with respect to Seller or Buyer, (vi) any representation made by Seller or Buyer shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated, or (vii) Seller or Buyer shall admit to the other its inability to, or its intention not to, perform any of its obligations hereunder (each an “Event of Default”):

(a)The nondefaulting party may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). The nondefaulting party shall (except upon the occurrence of an Act of Insolvency) give notice to the defaulting party of the exercise of such option as promptly as practicable.

(b)In all Transactions in which the defaulting party is acting as Seller, if the nondefaulting party exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Paragraph, (i) the defaulting party’s obligations in such Transactions to repurchase all Purchased Securities, at the Repurchase Price therefor on the Repurchase Date deter- mined in accordance with subparagraph (a) of this Paragraph, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by the nondefaulting party and applied to the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder, and
(iii) the defaulting party shall immediately deliver to the nondefaulting party any Purchased Securities subject to such Transactions then in the defaulting party’s possession or control.

(c)In all Transactions in which the defaulting party is acting as Buyer, upon tender by the nondefaulting party of payment of the aggregate Repurchase Prices for all such Transactions, all right, title and interest in and entitlement to all Purchased Securities subject to such Transactions shall be deemed transferred to the nondefaulting party, and the defaulting party shall deliver all such Purchased Securities to the nondefaulting party.

(d)If the nondefaulting party exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Paragraph, the nondefaulting party, without prior notice to the defaulting party, may:

(i)as to Transactions in which the defaulting party is acting as Seller, (A) immediately sell, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as the nondefaulting party may reasonably deem satisfactory, any or all Purchased Securities subject to such Transactions and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Securities, to give the defaulting party credit for such Purchased Securities in an amount equal to the price therefor on such date, obtained from a generally recognized source or the most recent closing bid quotation from such a source, against the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder; and

(ii)as to Transactions in which the defaulting party is acting as Buyer, (A) immediately purchase, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as the nondefaulting party may reasonably deem satisfactory, securities (“Replacement Securities”) of the same class and amount as any Purchased Securities that are not delivered by the defaulting party to the nondefaulting party as required hereunder or (B) in its sole discretion elect, in lieu of purchasing Replacement Securities, to be deemed to have purchased Replacement Securities at the price therefor on such date, obtained from a generally recognized source or the most recent closing offer quotation from such a source.

Unless otherwise provided in Annex I, the parties acknowledge and agree that (1) the Securities subject to any Transaction hereunder are instruments traded in a recognized market, (2) in the absence of a generally recognized source for prices or bid or offer quotations for any Security, the nondefaulting party may establish the source therefor in its sole discretion and (3) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Securities).

(e)As to Transactions in which the defaulting party is acting as Buyer, the defaulting party shall be liable to the nondefaulting party for any excess of the price paid (or deemed paid) by the nondefaulting party for Replacement Securities over the Repurchase Price for the Purchased Securities replaced thereby and for any amounts payable by the defaulting party under Paragraph 5 hereof or otherwise hereunder.

(f)For purposes of this Paragraph 11, the Repurchase Price for each Transaction hereunder in respect of which the defaulting party is acting as Buyer shall not increase above the amount of such Repurchase Price for such Transaction determined as of the date of the exercise or deemed exercise by the nondefaulting party of the option referred to in sub- paragraph (a) of this Paragraph.

(g)The defaulting party shall be liable to the nondefaulting party for (i) the amount of all reasonable legal or other expenses incurred by the nondefaulting party in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(h)To the extent permitted by applicable law, the defaulting party shall be liable to the non- defaulting party for interest on any amounts owing by the defaulting party hereunder, from the date the defaulting party becomes liable for such amounts hereunder until such amounts are (i) paid in full by the defaulting party or (ii) satisfied in full by the exercise of the nondefaulting party’s rights hereunder. Interest on any sum payable by the defaulting party to the nondefaulting party under this Paragraph 11(h) shall be at a rate equal to the greater of the Pricing Rate for the relevant Transaction or the Prime Rate.

(i)The nondefaulting party shall have, in addition to its rights hereunder, any rights other- wise available to it under any other agreement or applicable law.

12.Single Agreement
Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

13.Notices and Other Communications
Any and all notices, statements, demands or other communications hereunder may be given by a party to the other by mail, facsimile, telegraph, messenger or otherwise to the address specified in Annex II hereto, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.

14.Entire Agreement; Severability
This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

15.Non-assignability; Termination
(a)The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by either party without the prior written consent of the other party, and any such assignment without the prior written consent of the other party shall be null and void. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. This Agreement may be terminated by either party upon giving written notice to the other, except that this Agreement shall, notwithstanding such notice, remain applicable to any Transactions then outstanding.

(b)Subparagraph (a) of this Paragraph 15 shall not preclude a party from assigning, charging or otherwise dealing with all or any part of its interest in any sum payable to it under Paragraph 11 hereof.

16.Governing Law
This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

17.No Waivers, Etc.
No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Paragraph 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.

18.Use of Employee Plan Assets
(a)If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b)Subject to the last sentence of subparagraph (a) of this Paragraph, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c)By entering into a Transaction pursuant to this Paragraph, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition which Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any outstanding Transaction involving a Plan Party.

19.Intent
(a)The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Securities subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b)It is understood that either party’s right to liquidate Securities delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Paragraph 11 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c)The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

20.Disclosure Relating to Certain Federal Protections
The parties acknowledge that they have been advised that:

(a)in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has

taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

Barclays Bank PLC	Peachtree Mortgage SPV, LLC

By: /s/ Jerzy Burmicz	By: /s/ Brandon Filson
Title: Director	Title: Treasurer
Date: September 20, 2021	Date: September 20, 2021

Annex I
Supplemental Terms and Conditions
This Annex I, dated as of September 20, 2021 (this “Annex”), forms a part of the Master Repurchase Agreement, dated as of September 20, 2021 (the “Agreement”), between Barclays Bank PLC (“BBPLC”) and Peachtree Mortgage SPV, LLC (“Counterparty”). Capitalized terms used but not defined in this Annex I shall have the meanings ascribed to them in the Agreement.
1.Other Applicable Annexes. In addition to this Annex I and Annex II, the following Annexes and any Schedules thereto shall form a part of this Agreement and shall be applicable thereunder:
    Annex I.A. (Additional Supplemental Terms and Conditions)
2.Paragraph 2 of the Agreement is hereby amended to add the following defined terms thereto to the extent such defined terms do not appear therein. To the extent the following defined terms appear in Paragraph 2 of the Agreement, such defined terms shall be replaced with the applicable definitions below:

“Affiliate”, with respect to any party, means another entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such party. For purposes of this definition, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. Without limiting the generality of the foregoing, an entity shall be deemed to be controlled by another entity if such other entity possesses, directly or indirectly, the power to elect a majority of the board of directors or equivalent body of the first entity. Notwithstanding the foregoing, “Affiliate” with respect to the Counterparty as used in this Annex shall only include the Guarantor and its Subsidiaries;
“Subsidiary”, with respect to any person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such person or one or more Subsidiaries of such person.
3.Inconsistency. In the event of any inconsistency between the terms of the Agreement and this Annex, this Annex shall govern.
4.Confirmations.
(a)        The first sentence of Paragraph 3(b) of the Agreement is amended by inserting at the end thereof, “and for purposes of this Agreement, “written confirmation” shall include confirmation sent by electronic messaging system or other means agreed between the parties.”
(b)Any Confirmation sent with respect to a Transaction will be binding on the party who did not prepare the Confirmation unless that party specifically objects, in writing, within two(2) Business Days of the receipt thereof. For the avoidance of doubt, failure by the parties to confirm any Transaction in writing will not affect the validity of that Transaction.
(c)Confirmations, for the purposes of this Agreement, will be prepared by BBPLC.
5.Additional Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default under the Agreement and entitle the non-defaulting party to exercise the termination rights under Paragraph 11 of the Agreement:
(a)if either party shall have been suspended or expelled from membership or participation in any national securities exchange, registered national securities association or registered clearing agency of which it is a member or any other self-regulatory organization to whose rules it is subject or if it is suspended from dealing in securities by any federal or state government agency thereof; or
(b)if either party shall have its license, charter, or other authorization necessary to conduct a material portion of its business withdrawn, suspended or revoked by any applicable federal or state government or agency thereof; or
(c)a party fails to timely discharge its obligations pursuant to Section 8 of this Annex I.
6.Default Rights. (a) In addition to any rights of set-off a party may have as a matter of law, under Paragraph 12 of the Agreement or otherwise, upon the occurrence of an Event of Default with respect to a party hereto (“X”), the other party (“Y”) shall have the right (but shall not be obligated) without prior notice to X or any other person to set off any obligations of X or any Affiliate of X owing to Y or any Affiliate of Y (whether or not arising under this Agreement, whether or not matured and whether or not contingent) against any obligations of Y or any Affiliate of Y owing to X or any Affiliate of X (whether or not arising under this Agreement, whether or not matured and whether or not contingent). Y will give notice to X of any set-off effected under this Section 6; provided, however, that failure to give any such notice will not limit the validity or effectiveness of any such set-off. BBPLC and the Counterparty agree that if BBPLC is “X” or “Y” for purposes of the foregoing, “Affiliate of X” or “Affiliate of Y” shall include, without limitation, Barclays Capital, Inc., as applicable.
(b) Nothing in this Section 6 will have the effect of creating a charge or other security. This Section 6 shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).
7.Purchase Price Maintenance. (a) The parties agree that in any Transaction hereunder whose term extends over an Income payment date for the Securities subject to such Transaction, Buyer shall on the date such Income is paid transfer to or credit to the account of Seller an amount equal to such Income payment or payments pursuant to Paragraph 5(i) of the Agreement and shall not apply the Income payment or payments to reduce the amount to be transferred to Buyer or Seller upon termination of the Transaction pursuant to Paragraph 5(ii) of the Agreement.
(b) Unless otherwise expressly agreed by the parties hereto, notwithstanding the provisions of Paragraph 4 of the Agreement, the parties agree (i) that the Purchase Price will not be increased or decreased by the amount of any cash transferred by one party to the other pursuant to Paragraph 4 of the Agreement and (ii) that transfer of such cash shall be treated as if it constituted a transfer of Securities (with a Market Value equal to the U.S. dollar amount of such cash) pursuant to Paragraph 4(a) or (b) of the Agreement, as the case may be.
8.Mini Close-Out.

(a) Notwithstanding clauses (i) and (ii) of the introductory paragraph of Paragraph 11 of the Agreement, if Seller fails to deliver Purchased Securities to Buyer on the applicable Purchase Date (“Seller Delivery Failure”) or Buyer fails to deliver Purchased Securities to Seller on the applicable Repurchase Date (“Buyer Delivery Failure”), the non-defaulting party may (A) in the case of clause (i), terminate the relevant Transaction (but only such Transaction) or (B) in the case of clause (ii), declare the Repurchase Date for the relevant Transaction to immediately occur, pursuant to the relevant provisions of such Paragraph 11. Provided that if the defaulting party fully discharges its obligations pursuant to this Section 8 of Annex I, any delivery failure described in this paragraph shall not be deemed to be an Event of Default.
(b) Any payments due pursuant to the preceding Section 8(a) shall be due and payable after notice from the party entitled to receive such payment within the time period specified in Paragraph 4(c) of the Agreement, as amended by this Annex.
9.Termination of Transactions. Notwithstanding the provisions of Paragraph 3(c) of the Agreement, in the case of Transactions terminable upon demand, such demand shall be made by Buyer or Seller by telephone, by email or otherwise in accordance with the Agreement no later than 10:00 a.m. New York City time on a Business Day if termination is to occur on that Business Day.
10.Pledge as Security. Any pledge to Buyer under Paragraph 6 of the Agreement shall be deemed to have been granted as of the Purchase Date.
11.Additional Representations and Warranties. In addition to the representations and warranties set forth in Paragraph 10 of the Agreement, each party represents and warrants to the other that, in its capacity as Seller delivering Purchased Securities to Buyer, and in its capacity as Buyer redelivering identical securities, under any Transaction, such party has the unqualified right to sell, transfer, assign and pledge such Purchased Securities; and all such Purchased Securities, upon delivery to the other party (or its custodian, as the case may be) will be free and clear of any lien, security interest, charge, encumbrance or other adverse claim, except such as may exist in favor of the other party. Each party shall be deemed to have made the foregoing representations and warranties as of each such delivery or redelivery, as the case may be.
12.Paragraph 8 of the Agreement “Segregation of Purchased Securities” is deleted in its entirety.
13.No Reliance. In addition to the representations and warranties set forth in Paragraph 10 of the Agreement, each party hereby makes the following representations and warranties in connection with the Agreement and each Transaction thereunder, which shall continue during the term of any such Transaction:
(a)unless there is a written agreement with the other party to the contrary, it is not relying on any advice (whether written or oral) of the other party, other than the representations expressly set out in the Agreement and this Annex I;
(b)it has made and will make its own decisions regarding the entering into of any Transaction based upon its own judgment and upon advice from such professional advisers as it has deemed it necessary to consult; and
(c)it understands the terms, conditions and risks of each Transaction and is willing to assume (financially and otherwise) those risks.
14.Submission to Jurisdiction and Waiver of Trial by Jury. Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or

New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under the Agreement or relating in any way to the Agreement or any Transaction under the Agreement, (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile and (iii) waives any and all right to trial by jury in any legal proceeding arising out of or relating to the Agreement or any Transaction hereunder.
15.Waiver of Immunity. To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from setoff or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under the Agreement or relating in any way to the Agreement or any Transaction under the Agreement.
16.Recording. The parties agree that each may electronically record all telephone conversations between them.
17.Counterparts. This Annex may be executed in counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Use of electronic signatures is consented to by Buyer and by Seller, and delivery of an executed counterpart of a signature page to any Program Document in an electronic (e.g., “PDF”) format shall be effective as delivery of a manually executed counterpart.
18.Reserved.
19.Construction. Save for the amendments made hereby, the parties agree that the text of the body of the Agreement is intended to conform with the Master Repurchase Agreement dated September 1996 promulgated by The Bond Market Association and shall be construed accordingly.
20.Contractual Recognition of Bail-in.
(I).Each party acknowledges and accepts that liabilities arising under this agreement (other than Excluded Liabilities) may be subject to the exercise of the UK Bail-in Power by the relevant resolution authority and acknowledges and accepts to be bound by any Bail-in Action and the effects thereof (including, without limitation, any variation, modification and/or amendment to the terms of this agreement as may be necessary to give effect to any such Bail-in Action in relation to any such liabilities), which if the Bail-in Termination Amount is payable by BBPLC to the Counterparty may include, without limitation:
(a)a reduction, in full or in part, of the Bail-in Termination Amount; and/or

(b)a conversion of all, or a portion of, the Bail-in Termination Amount into shares or other instruments of ownership, in which case the Counterparty acknowledges and accepts that any such shares or other instruments of ownership may be issued to or conferred upon it as a result of the Bail-in Action.
(II).Each party acknowledges and accepts that this provision is exhaustive on the matters described herein to the exclusion of any other agreements, arrangements or understanding between the parties relating to the subject matter of this agreement and that no further notice shall be required between the parties pursuant to the agreement in to order to give effect to the matters described herein.
(III).The acknowledgements and acceptances contained in paragraphs (1) and (2) above will not apply if:
(a)the relevant resolution authority determines that the liabilities arising under this agreement may be subject to the exercise of the UK Bail-in Power pursuant to the law of the third country governing such liabilities or a binding agreement concluded with such third country and in either case the UK Regulations have been amended to reflect such determination; and/or
(b)the UK Regulations have been repealed or amended in such a way as to remove the requirement for the acknowledgements and acceptances contained in paragraphs (1) and (2).
For purposes of this paragraph:
“Bail-in Action” means the exercise of the UK Bail-in Power by the relevant resolution authority in respect of all transactions (or all transactions relating to one or more netting sets, as applicable) under this agreement.
“Bail-in Termination Amount” means the early termination amount or early termination amounts (howsoever described), together with any accrued but unpaid interest thereon, in respect of all transactions (or all transactions relating to one or more netting sets, as applicable) under this agreement (before, for the avoidance of doubt, any such amount is written down or converted by the relevant resolution authority).
“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
“Excluded Liabilities” means liabilities excluded from the scope of the contractual recognition of bail-in requirement pursuant to the UK Regulations.
“UK Bail-in Power” means any write-down or conversion power existing from time to time (including, without limitation, any power to amend or alter the maturity of eligible liabilities of an institution under resolution or amend the amount of interest payable under such eligible liabilities or the date on which interest becomes payable, including by suspending payment for a temporary period) under, and exercised in compliance with, any laws, regulations, rules or requirements (together, the “UK Regulations”) in effect in the United Kingdom relating to the transposition of the BRRD as amended from time to time, including but not limited to, Part I of the Banking Act 2009 as amended from time to time and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings), and the instruments, rules and standards created thereunder, pursuant to which the obligations of a regulated entity (or other affiliate of a regulated entity) can be reduced (including to zero), cancelled or converted into shares, other securities, or other obligations of such regulated entity or any other person.
A reference to a “regulated entity” is to any BRRD Undertaking as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United

Kingdom Prudential Regulation Authority or to any person falling within IFPRU 11.6, of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, both as amended from time to time, which includes, certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
21.Contractual recognition of UK stay resolution Where a resolution measure is taken in relation to any BRRD undertaking or any member of the same group as that BRRD undertaking and that BRRD undertaking or any member of the same group as that BRRD undertaking is a party to this Agreement (any such party to this Agreement being an “Affected Party”), each other party to this Agreement agrees that it shall only be entitled to exercise any termination rights under or rights to enforce a security interest in connection with this Agreement against the Affected Party to the extent that it would be entitled to do so under the Special Resolution Regime if this Agreement were governed by the laws of any part of the United Kingdom.
For the purpose of this Clause, “resolution measure” means a ‘crisis prevention measure’, ‘crisis management measure’ or ‘recognised third-country resolution action’, each with the meaning given in the “PRA Rulebook: CRR Firms and Non-Authorised Persons: Stay in Resolution Instrument 2015”, as may be amended from time to time (the “PRA Contractual Stay Rules”), provided, however, that ‘crisis prevention measure’ shall be interpreted in the manner outlined in Rule 2.3 of the PRA Contractual Stay Rules; “BRRD undertaking”, “group”, “Special Resolution Regime” and “termination right” have the respective meanings given in the PRA Contractual Stay Rules.
22.The terms of the ISDA UK (PRA Rule) Jurisdictional Module and the ISDA Resolution Stay Jurisdictional Modular Protocol (together, the “UK Module”) are incorporated into and form part of this Agreement, and, for purposes thereof: (a) this Agreement shall be deemed a Covered Agreement, (b) Counterparty shall be deemed a Module Adhering Party and (c) BBPLC be deemed a Regulated Entity Counterparty with respect to Counterparty. In the event of any inconsistencies between this Agreement and the UK Module, the UK Module will prevail.
23.Notice Regarding Client Money Rules. BBPLC, as a CRD credit institution (as such term is defined in the rules of the FCA), holds all money received and held by it hereunder as banker and not as trustee. Accordingly, money that is received and held by BBPLC from you will not be held in accordance with the provisions of the FCA’s Client Asset Sourcebook relating to client money (the “Client Money Rules”) and will not be subject to the statutory trust provided for under the Client Money Rules. In particular, BBPLC shall not segregate money received by it from you from BBPLC money and BBPLC shall not be liable to account to you for any profits made by BBPLC use as banker of such cash and upon failure of BBPLC, the client money distribution rules within the Client Asset Sourcebook (the “Client Money Distribution Rules”) will not apply to these sums and so you will not be entitled to share in any distribution under the Client Money Distribution Rules.
24.Barclays Capital Inc. as Agent for BBPLC. Each of BBPLC and Counterparty acknowledges and agrees that Barclays Capital Inc. (“the Agent”) (i) is acting as agent for BBPLC (within the meaning of Securities and Exchange Act of 1934, Rule 15a-6) under certain Transactions pursuant to instructions from such party, (ii) the Agent is not a principal or party to such Transactions, and may transfer its rights and obligations with respect to such Transactions, (iii) the Agent shall have no responsibility, obligation or liability to either party in respect of the relevant Transactions, (iv) BBPLC and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of BBPLC or the Agent, other than the representations expressly set forth in this Agreement, (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with such Transactions and (vi) BBPLC shall be responsible for the actions of the Agent and any actions of the Agent’s transferees to whom the Agent’s rights and obligations were transferred pursuant to clause (ii) of this Section. Counterparty acknowledges that the Agent is an affiliate of BBPLC.

IN WITNESS WHEREOF the parties have caused this Annex I to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

BARCLAYS BANK PLC	PEACHTREE MORTGAGE SPV, LLC
By: /s/ Jerzy Burmicz	By: /s/ Brandon Filson
Name: Jerzy Burmicz	Name: Brandon Filson
Title: Director	Title: Treasurer

Annex I.A.
Additional Supplemental Terms and Conditions
This Annex I.A., dated as of September 20, 2021 (this “Annex”) forms a part of the SIFMA Master Repurchase Agreement (September 1996 Version), dated as of September 20, 2021 (the “Agreement”), between BARCLAYS BANK PLC (“Party A” or “Buyer”) and PEACHTREE MORTGAGE SPV, LLC (“Party B” or “Seller”), but shall only apply to Transactions between Party A and Party B with respect to the Product Type as contemplated by the terms hereof. Capitalized terms used but not defined in this Annex shall have the meanings ascribed to them in the Agreement.
1.Inconsistency. In the event of any inconsistency between the terms of the Agreement and this Annex, this Annex shall govern.
2.Definitions. Paragraph 2 of the Agreement is hereby amended to add the following definitions and, in any case where the definition already exists in Paragraph 2, the definition is deleted in Paragraph 2 in its entirety and replaced with the following:
    “Act of Insolvency”, with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the commencement of any such case or proceeding against such party, or another seeking such an appointment or election, or the filing against a party of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 30 days, (iii) the making by such party of a general assignment for the benefit of creditors, or (iv) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due;
    “Administrator”: Angel Oak Capital Advisors, LLC, in its capacity as the administrator of the Trust pursuant to the Trust Agreement and the Program Documents.
    “Affiliate”: For purposes of this Annex, has the meaning set forth in Annex I of the Agreement.
    “Agency Guide”: The Freddie Mac Guide or the Fannie Mae Guide.
    “Asset Sale Notice”: The written notice delivered by Administrator via email to the Trustee and Buyer not fewer than two (2) Business Days prior to the settlement of the related sale or disposition, instructing such Trustee to effect the sale of any Underlying Assets identified therein and to promptly deposit the related sale proceeds into the Trust Account in accordance with the Trust Agreement.
“Asset Tape”: A computer tape or other electronic medium generated by Seller, and delivered to Buyer and Custodian, which provides information for the Underlying Assets, in a format reasonably acceptable to Buyer.

“ATR Rules”: The “ability to repay” rules specified in the federal Truth-in-Lending Act of 1968, as amended, pursuant to rulemaking authority provided under the Dodd-Frank Act which require lenders make a reasonable, good-faith determination that a borrower has an ability to repay the loan as determined by the following eight (8) underwriting factors as set forth in 12 CFR 1026.43(c): (i) current or reasonably expected income or assets (other than the value of the property that secures the loan) that the mortgagor will rely on to repay the loan, (ii) current employment status (if the originator relies on employment income when assessing the mortgagor’s ability to repay), (iii) monthly mortgage payment for the loan, (iv) monthly payment on any simultaneous loans secured by the same property, (v) monthly payments for property taxes and required insurance, and certain other costs related to the property such as homeowners association fees or ground rent, (vi) debts, alimony, and child-support obligations, (vii) monthly debt-to-income ratio or residual income, calculated using the total of all of the mortgage and nonmortgage obligations listed above, as a ratio of gross monthly income and (viii) credit history.
“Bankruptcy Code”: Title 11 of the United States Code, 11 U.S.C. § 101 et seq, as amended.
“Benchmark”: Initially, LIBOR; provided that if a replacement has occurred pursuant to Section 12, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced the prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement”:
(a)For purposes of Section 12(a)(1), the first alternative set forth below that can be determined by the Calculation Agent:
(1) the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for a tenor of one-month’s duration, or
(2) the sum of: (i) Daily Compounded SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of LIBOR with a SOFR-based rate having approximately the same length as the Pricing Period; and
(b)For purposes of Section 12(a)(2), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Calculation Agent and Buyer as the replacement for the relevant tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated or bilateral credit facilities at such time;
provided that, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Annex and the other Program Documents.
“Benchmark Replacement Conforming Changes”: With respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Pricing Period,” timing and frequency of determining rates and making payments of interest, timing of seller requests or repurchase, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Calculation Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Calculation Agent in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Calculation Agent decides is reasonably necessary in connection with the administration of this Annex).
“Benchmark Replacement Date”: The earlier to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clause (a) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark;
(b)in the case of clause (b) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or
(c)in the case of an Early Opt-in Election, the first Business Day after the Rate Election Notice is provided to each of the other parties hereto. For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event”: With respect to any then-current Benchmark other than LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all applicable tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any applicable tenor of such Benchmark or (b) all applicable tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.
“Benchmark Unavailability Period”: If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark and solely to the extent that the then-current Benchmark has not been replaced with a Benchmark Replacement pursuant to clause (a) or (b) of the definition of “Benchmark Replacement Date,” the period (x) beginning at the time that such Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder or under any Program Document in accordance with Section 12 and (y) ending at the time that a Benchmark Replacement has replaced the then- current Benchmark for all purposes hereunder pursuant to Section 12 hereof.
“Borrowing Base”: As of any date of determination, an amount equal to the sum, for all Eligible Underlying Assets, of the product of (i) in respect of an Eligible Underlying Asset, the lesser of (A) the Total Principal Balance and (B) the Fair Market Value and (ii) the Loan Level Advance Rate with respect to such Eligible Underlying Asset.

“Business Day” or “business day”: Any day other than (a) a Saturday or a Sunday, (b) a day on which banks in the State of New York are authorized or obligated by law or executive order to be closed, (c) any day on which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is authorized or obligated by law or executive order to be closed, or (d) if the term “Business Day” is used in connection with the determination of LIBOR, a day on which dealings in Dollar deposits are not carried on in the London interbank market.
“Buyer”: Barclays Bank PLC.
“Calculation Agent”: Barclays Bank PLC.
“Capital Lease Obligations”: With respect to any Person, the amount of all obligations of such Person to pay rent or other amounts under a lease of property to the extent and in the amount that such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person.
“Cash”: Coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.
“Cash Equivalents”: Any of the following, to the extent owned free and clear of all Liens (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of Five Hundred Million Dollars ($500,000,000), (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven (7) days with respect to securities issued or fully guaranteed or insured by the United States government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.
“Certificate Principal Balance”: The meaning assigned to such term in the Trust Agreement.
“Closing Date”: September 20, 2021.
“Custodial Agreement”: That certain Custodial Agreement, dated as of September 20, 2021, among Buyer, Seller, the Custodian and the Trust, as the same may be amended, modified or supplemented from time to time.
“Custodian”: U.S. Bank National Association.
“Daily Compounded SOFR” means, for any day, SOFR, with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by the Calculation Agent in accordance with a methodology and the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Compounded SOFR” for syndicated or bilateral business loans; provided that, if the Calculation Agent decides that any such convention is not administratively feasible for the Calculation Agent, then the Calculation Agent may establish another convention in its reasonable discretion.
“Default Rate”: As defined in the Fee Letter.
“Dodd-Frank Act”: The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended.
“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to Buyer and Seller, so long as the Calculation Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to Buyer and Seller, written notice of objection to such Early Opt-in Election from Buyer.
“Early Opt-in Election”: The occurrence of:
(a)(i) a determination by the Calculation Agent or (ii) a notification by Buyer to the Calculation Agent (with a copy to Seller) that Buyer has determined that U.S. dollar-denominated syndicated or bilateral credit facilities being executed at such time, contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a Term SOFR or any other rate based on SOFR) as a benchmark rate, and
(b)(i) the election by the Calculation Agent or (ii) the election by Buyer to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Calculation Agent of written notice of such election to Seller and Buyer or by Buyer of written notice of such election to Seller (the “Rate Election Notice”).
“Eligible Underlying Asset”: Any Underlying Asset that is a Product Type and is not an Ineligible Underlying Asset.
“Escrow Payments”: With respect to a Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges and other payments as may be required to be escrowed by the mortgagor with the mortgagee pursuant to the terms of the Mortgage or any other document.
“Facility Termination Date”: September 20, 2022.
“Fair Market Value”: As of any date of determination, with respect to an Underlying Asset, the bid-side fair market value of such Underlying Asset as determined by the Calculation Agent in good faith; provided that Seller may challenge the determination of the Fair Market Value by the Calculation Agent by delivery to the Calculation Agent of up to three (3) dealer quotations for such Underlying Asset within three (3) Business Days of Buyer’s determination; provided further that the Calculation Agent shall review such quotations and may revise the Fair Market Value of such Underlying Asset to reflect such quotations, in its good faith discretion, and the Calculation Agent’s determination of the Fair Market

Value shall thereafter be final. The Fair Market Value of an Underlying Asset that is an Ineligible Underlying Asset may be deemed by Calculation Agent to be $0.
“Fannie Mae Guide”: The Fannie Mae MBS Selling and Servicing Guide, as such guide may hereafter from time to time be amended.
“FCA”: The Financial Conduct Authority.
“FDIA”: As defined in Section 13(b).
“FDICIA”: As defined in Section 13(c).
“Federal Funds Rate”: For any day, the rate per annum equal to the greater of (x) zero and (y) the weighted average of the rates on overnight federal funds transactions, as published by the Federal Reserve Bank of New York on such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published, and (b) if no such rate is so published on such immediately preceding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to BBPLC on such day on such transactions as determined by the Calculation Agent.
“Federal Reserve Bank of New York’s Website”: The website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).
“Fee Letter”: That certain Fee Letter Agreement, dated as of the date hereof, between Buyer and Seller.
“Freddie Mac Guide”: The Freddie Mac Sellers’ and Servicers’ Guide, as such guide may hereafter from time to time be amended.
“Governing Documents”: With respect to any Person, its articles or certificate of incorporation or formation, by-laws, memorandum and articles of association, partnership, limited liability company, operating or trust agreement and/or other organizational, charter or governing documents.
“Governmental Authority”: Any (a) nation or government, (b) state or local or other political subdivision thereof, (c) central bank or similar monetary or regulatory authority, (d) agency, authority, instrumentality, court, regulatory body, central bank or other body or entity exercising executive, legislative, judicial, taxing, quasi-judicial, quasi-legislative, regulatory or administrative functions or powers of or pertaining to government, (e) court or arbitrator having jurisdiction over such Person, its Affiliates or its assets or properties, (f) stock exchange on which shares of stock of such Person are listed or admitted for trading, to the extent applicable to such Person or to the extent such Person has submitted itself to the jurisdiction of such stock exchange, (g) accounting board or authority that is responsible for the establishment or interpretation of national or international accounting principles to the extent applicable to such Person or to the extent such Person has submitted itself to the jurisdiction of such accounting board or authority, and (h) supra-national body such as the European Union or the European Central Bank.

“GSE Eligible Investor Loan”: A non-owner occupied Mortgage Loan underwritten to Strict Compliance with the Agency Guide.
“Guarantor”: Angel Oak Mortgage, Inc., a corporation formed and registered under the laws of The State of Maryland.
“Guarantor Financial Covenant Breach”: As defined in the Fee Letter.
“Guaranty”: That certain Guaranty, dated as of September 20, 2021, by the Guarantor in favor of Buyer, as the same may be amended, modified or supplemented from time to time.
“Guidelines”: The (i) Investor Cash Flow Underwriting Guidelines, Portfolio Select Underwriting Guidelines, Platinum Underwriting Guidelines and Bank Statement Underwriting Guidelines, as provided to Buyer and (ii) such other underwriting guidelines as may be approved by Buyer from time to time, and each as amended, modified or supplemented from time to time.
“High Cost Mortgage Loan”: A Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994, as amended, or (b) a “high cost,” “threshold,” “covered,” “abusive,” “high risk” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).
“Holder”: As defined in Section 3.
“Indebtedness”: With respect to any Person as of any date of determination, and only to the extent outstanding at such time: the sum of (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable and paid within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) in respect of letters of credit or similar instruments issued for account of such Person; (e) Capital Lease Obligations; (f) payment obligations under repurchase agreements, single seller financing facilities, warehouse facilities and other lines of credit; (g) indebtedness of others guaranteed on a recourse or partial recourse basis by such Person; (h) all obligations incurred in connection with the acquisition or carrying of fixed assets; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other known or contingent liabilities of such Person required to be shown on the balance sheet of such Person as a liability under generally accepted accounting principles.
“Ineligible Underlying Assets”: Any Mortgage Loan for which the representations and warranties set forth in the related Schedule II-A, Schedule II-B (in the case of any Non-QM Loans), or Schedule II-C (in the case of any GSE Eligible Investor Loan) to this Annex are incorrect or untrue in any material respect when made or repeated or when deemed to have been made or repeated or any Mortgage Loan that is 60 days or more delinquent (as determined using the MBA method). For the avoidance of doubt, the representations and warranties set forth in Schedules II-A, II-B and II-C shall not be deemed to be representations and warranties made pursuant to Paragraph 10 of the Agreement or subject to Paragraph 11(vi) of the Agreement.
“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Act of Insolvency.
“Interest Only Loan”: A Mortgage Loan which only requires payments of interest for a period of time specified in the related Mortgage Note.
“Investment Company Act”: The Investment Company Act of 1940, as amended.
“IBA”: The ICE Benchmark Administration.
“LIBOR”: For each day during any Pricing Period, (a) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one month appearing on Bloomberg Screen US 0001M Page or if such rate ceases to appear on Bloomberg Screen US 0001M Page, or any other service providing comparable rate quotations at approximately 11:00 a.m., London time, on the applicable date of determination or (b) as otherwise specified in the related Confirmation; provided, however, that on any date during which a Benchmark Unavailability Period is continuing, “LIBOR” shall mean the Federal Funds Rate for such date, and, provided, further, however, LIBOR for any such day shall not be less than 0.00% per annum.
“Lien”: Any mortgage, statutory or other lien, pledge, charge, right, claim, adverse claim, attachment, levy, hypothecation, assignment, deposit arrangement, security interest, UCC financing statement or encumbrance of any kind on or otherwise relating to any Person’s assets or properties in favor of any other Person or any preference, priority or other security agreement or preferential arrangement of any kind.
“Liquidity”: With respect to any Person as of any date of determination, the sum of unrestricted Cash and Cash Equivalents held by such Person.
“Loan Level Advance Rate”: With respect to an Eligible Underlying Asset, has the meaning set forth in the Fee Letter
“Market Value”: For any Purchased Security as of any date the value ascribed to a Purchased Security based upon the value of the related Underlying Assets, determined by Buyer or Calculation Agent in its sole discretion exercised in good faith. For any Mortgage Loan constituting an Underlying Asset, a Fair Market Value, expressed as a dollar amount, of such Mortgage Loan. The value of an Underlying Asset that is an Ineligible Underlying Asset may be deemed by Buyer to be $0.
“Material Adverse Effect”: A material adverse effect on or material adverse change in or to (a) the business, operations or financial condition of Seller or the Guarantor and their respective Subsidiaries, taken as a whole, (b) the combined ability of Seller and the Guarantor to pay and perform the Obligations, (c) the validity, legality, binding effect or enforceability of any of the related Program Document or security interest granted hereunder or thereunder, (d) the rights and remedies of Buyer under any related Program Document, or (e) the perfection or priority of any Lien granted under any related Program Document; provided that, for the avoidance of doubt, with respect to clause (a), the voluntary dissolution, refinancing or transfer of property by a Subsidiary of the Guarantor as a result of customary non-default events shall not constitute a Material Adverse Effect.
“Maximum Purchase Price”: An uncommitted amount equal to $400,000,000.
“Moody’s”: Moody’s Investors Service, Inc.
“Mortgage”: A mortgage, deed of trust, or other security instrument, evidencing a first lien on real property (or leasehold estate, if applicable).
“Mortgage File”: As defined in the related Custodial Agreement.
“Mortgage Loan”: Any fixed-rate or adjustable-rate one- to four-family residential mortgage loan or line of credit that is current (including modified loans), delinquent, and/or in the process of foreclosure and secured by a first lien mortgage.
“Mortgage Note”: A promissory note or other evidence of indebtedness of the obligor thereunder, evidencing a Mortgage Loan, and secured by the related Mortgage.
“Mortgaged Property”: The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.
“Non-QM Loan”: A Mortgage Loan which does not have the benefit of the safe harbor from liability under the ATR Rules or a rebuttable presumption for such liability and which satisfies the Guidelines.
“Obligations”: All obligations of Seller to pay the Repurchase Price on the Repurchase Date and all other obligations and liabilities of Seller to Buyer arising under the Program Documents, whether now existing or hereafter arising, and all interest and fees that accrue thereunder after the commencement by or against Seller of any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (in each case, whether due or accrued).
“Payment Date”: The 28th day of each calendar month (or the next succeeding Business Day if the 28th is not a Business Day, unless the next succeeding Business Day is in the following calendar month in which case the Payment Date shall be the preceding Business Day), commencing with the first such Business Day following the applicable Closing Date, unless otherwise agreed to between Seller and Buyer.
“Person”: Any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).
“Pricing Margin”: With respect to an Eligible Underlying Asset, has the meaning set forth in the Fee Letter.
“Pricing Period”: For the Purchased Security, (a) in the case of the first Payment Date, the period from the first Purchase Date for the Purchased Security to but excluding such Payment Date, and

(b) in the case of any subsequent Payment Date, the one-month period commencing on and including the prior Payment Date and ending on but excluding such Payment Date; provided that the Pricing Period for the Purchased Security shall end on the day immediately after the Repurchase Date for the Purchased Security.
“Pricing Rate”: For any Pricing Period, an amount equal to the sum of LIBOR for such Pricing Period plus the applicable Pricing Margin, which shall be subject to adjustment and/or conversion as provided in Section 12 of this Annex; provided that, during the continuance of any Event of Default, the Pricing Rate shall be increased by the Default Rate.
“Product Type”: A Non-QM Loan or GSE Eligible Investor Loan.
“Program Documents”: Collectively, this Agreement, the Guaranty, the Fee Letter, all Confirmations, the Trust Certificate, the Trust Agreement, the Custodial Agreement, the Servicing Agreement, the Servicer Acknowledgment, all UCC financing statements, amendments and continuation statements filed pursuant to any other Program Document, and all additional documents, certificates, agreements entered into in connection with this Agreement or any other Program Document.
“Property”: Any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Purchase Price”: In respect of any Transaction, as of the Purchase Date set forth in a Confirmation and subject to Section 6, the United States dollar amount set forth in a Confirmation. In no event shall the Purchase Price of the relevant Purchased Securities exceed the Maximum Purchase Price.
“Purchased Security”: The Trust Certificate.
“Records”: All instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any Servicer with respect to the related Underlying Assets.
“Reference Time”: With respect to any determination of the Benchmark means (a) if the Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such determination, and (b) if the Benchmark is not LIBOR, the time determined by the Calculation Agent in accordance with the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body”: The Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Remittance Date”: The date on which collections with respect to the Underlying Assets are required to be remitted by the Servicer to the Trust Account.
“Repurchase Price”: As of any date, an amount equal to the sum of (a) the outstanding Purchase Price for the Purchased Security as of such date, (b) the accrued and unpaid Price Differential for the Purchased Security as of such date, (c) all other amounts due and payable with respect to the Purchased Security under this Agreement or any other Program Document as of such date of determination (including, without limitation, reasonable accrued, invoiced and unpaid fees and expenses due hereunder).

“Requirements of Law”: As to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Responsible Officer”: With respect to any Person, the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the chief operating officer of such Person or such other officer designated as an authorized signatory in such Person’s Governing Documents.
“S&P”: Standard and Poor’s Ratings Group.
“Seller”: Peachtree Mortgage SPV, LLC.
“Servicer”: Select Portfolio Servicing, Inc., or any other servicer approved by the Administrator in its sole discretion exercised in good faith to service Underlying Assets.
“Servicer Acknowledgment”: Servicer Acknowledgement, entered into on September 20, 2021, by the Seller, the Trust, the Trustee and the Administrator, and acknowledged and agreed to by the Servicer and the Buyer, as the same may be amended, modified or supplemented from time to time.
“Servicing Agreement”: Servicing Agreement, dated as of July 23, 2021, between the Trust and Servicer, as the same may be amended, modified or supplemented from time to time.
“SOFR”: A rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the Federal Reserve Bank of New York’s Website.
“Solvent”: With respect to any Person at any time, having a state of affairs such that all of the following conditions are met at such time: (a) the fair value of the assets and property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code, (b) the present fair salable value of the assets and property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets and property would constitute unreasonably small capital.
“Strict Compliance”: Compliance of Seller and the GSE Eligible Investor Loan with the requirements of the applicable Agency Guide.
“Term SOFR”: The forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Total Principal Balance”: The aggregate of the interest-bearing unpaid principal balance of each Underlying Asset.
“Trust”: Peachtree Mortgage Trust.

“Trust Account”: The meaning assigned to such term in the Trust Agreement.
“Trust Agreement”: The Trust Agreement, dated as of July 23, 2021, by and among the Trustee, Seller, in its capacity as depositor and the initial beneficial owner of the Trust, and the Administrator, as the same may be further amended, modified or supplemented from time to time.
“Trust Certificate”: The meaning assigned to the term Certificate in the Trust Agreement.
“Trustee”: U.S. Bank Trust National Association.
“Underlying Assets”: The Mortgage Loans owned by the Trust.
3.Voting Rights. So long as the Purchased Security is subject to the Agreement, Buyer, as holder of the Purchased Security (“Holder”), hereby grants to Seller a revocable license to exercise all voting and direction rights inuring to Holder under the Program Documents; provided, however, that no vote shall be cast or direction right exercised or other action taken which would impair the Purchased Security, Buyer’s rights thereto or thereunder or the Underlying Assets or which would be inconsistent with, or result in a violation of, any provision of the Agreement or the Program Documents. Notwithstanding the foregoing, the license granted by Buyer pursuant to the prior sentence is revocable by Buyer upon the occurrence and during the continuance of an Event of Default.
4.Confirmation. Paragraph 3(b) of the Agreement is hereby amended by deleting the second sentence thereof in its entirely and replacing it with the following:
The Confirmation shall describe the Purchased Security (including the current Certificate Principal Balance, stated final maturity date and CUSIP number, if any), identify Buyer and Seller and set forth (i) the Purchase Date, (ii) the Repurchase Date, and (iii) any additional terms or conditions of the Repurchase Transaction not inconsistent with this Agreement.
5.Margin Maintenance.
(a)     Notwithstanding anything to the contrary in Paragraph 4(a) of the Agreement, for purposes of determining whether a Margin Deficit has occurred and is continuing, if (i) the Borrowing Base, minus (ii) the Repurchase Price of the Purchased Security in respect of all outstanding Transactions is a negative number, an amount equal to the absolute value of such number minus the aggregate amount of Seller’s funds previously provided to and then held by Buyer to cure any Margin Deficit will be Buyer’s Margin Amount and Seller shall be required to deliver cash to Buyer in the amount thereof following a demand made pursuant to Paragraph 4(a) of the Agreement. For the avoidance of doubt, to the extent that Seller has challenged the determination of the Fair Market Value of any Underlying Asset by the Calculation Agent, for purposes of determining whether a Margin Deficit has occurred and is continuing, the Calculation Agent’s original determination shall be used during the pendency of such challenge. If, on any date of determination after Seller has delivered cash to Buyer pursuant to the preceding sentence, Buyer’s Margin Amount decreases, Seller may request that Buyer return cash to Seller in an amount in excess of Buyer’s Margin Amount on such day (but in any event not in excess of the aggregate amount of such cash so delivered and then held by Buyer).
(b) Notwithstanding anything to the contrary in Paragraph 4(b) of the Agreement, for purposes of determining whether a Margin Excess has occurred and is continuing, if (i) the Borrowing

Base, minus (ii) the Repurchase Price of the Purchased Security in respect of all outstanding Transactions is a positive number, such number minus the aggregate amount of Buyer’s funds previously provided and then held by Seller to cure any Margin Excess will be Seller’s Margin Amount and Buyer shall be required to deliver cash to Seller in the amount thereof following a demand made pursuant to Paragraph 4(b) of the Agreement. If, on any date of determination after Buyer has delivered cash to Seller pursuant to the preceding sentence, Seller’s Margin Amount decreases, Buyer may request that Seller return cash to Buyer in an amount in excess of Seller’s Margin Amount on such day (but in any event not in excess of the aggregate amount of such cash so delivered and then held by Seller).
(c)    If notice to eliminate a Margin Deficit or Margin Excess is received prior to 11:00 a.m. New York time on any Business Day, such deficit or excess shall be eliminated by 5:00 p.m. New York time on such Business Day; if notice to eliminate a Margin Deficit or Margin Excess is received after 11:00 a.m. New York time on any Business Day, such deficit or excess shall be eliminated by 11:00 a.m. New York time on the following Business Day.
6.New Transactions; Term. Unless otherwise agreed by Buyer and Seller, and notwithstanding any other provision of the Agreement, on each Payment Date, Buyer and Seller shall simultaneously terminate each existing Transaction (the “Existing Transactions”) and enter into new Transactions (the “New Transactions”) on equivalent terms, except that (i) the Repurchase Date of each Existing Transaction shall be deemed to have been amended to be such Payment Date and (ii) the Purchase Date for the New Transactions shall be such Payment Date, and (iii) the aggregate Purchase Price of the New Transactions shall equal the Borrowing Base (as determined on such date); provided that Seller shall have the right to elect, by giving written notice to Buyer, an aggregate Purchase Price in respect of the New Transactions that is less than the Borrowing Base. Notwithstanding the foregoing, if the Repurchase Date of the Existing Transaction prior to giving effect to the preceding clause (i) is the Payment Date, no New Transactions shall be entered on such Payment Date pursuant to the preceding sentence. This Annex shall terminate on the Facility Termination Date, unless extended by mutual written consent of the parties to the Agreement; provided that the parties thereto shall have discharged their obligations hereunder by the Facility Termination Date.
7.Application of Income. Paragraph 5 of the Agreement is hereby amended by adding the following subparagraph at the end of such Paragraph:
Seller to Remain Liable. If the amounts remitted to Buyer as provided in this Paragraph 5 are insufficient to pay all amounts due and payable from Seller to Buyer under this Agreement or any other Program Document on a Payment Date or a Repurchase Date, upon the occurrence of an Event of Default or otherwise, Seller shall nevertheless remain liable for and shall pay to Buyer when due all such amounts.
8.Additional Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” under the Agreement and entitle the non-defaulting party to exercise the termination rights under Paragraph 11 of the Agreement:
(a)Seller fails to observe or perform in any material respect any Obligation of Seller under the Program Documents, and such failure continues unremedied for twenty (20) calendar days after the earlier of receipt of written notice thereof from Buyer to Seller or the knowledge of such failure by Seller or the Administrator;

(b)Seller or Guarantor shall be in monetary default in excess of $1,000,000 with respect to Seller or $5,000,000 with respect to the Guarantor, beyond any applicable cure period, under any Indebtedness, in the aggregate, of Seller or the Guarantor, as applicable, which default involved the failure to pay a matured obligation, or permits the acceleration of the maturity of such Indebtedness by any other party to such Indebtedness;
(c)Seller or any other Affiliate of the Seller, as applicable, defaults beyond any applicable grace period in paying any amount or performing any material obligation due to Buyer or any Affiliate of Buyer under any other financing, hedging, security or other agreement (other than under this Agreement) between (x) Seller or any other Affiliate of the Seller and (y) Buyer or any Affiliate of Buyer;
(d)a final non-appealable judgment or judgments for the payment of money in excess of (i) $1,000,000 in the aggregate with respect to Seller or (ii) $5,000,000 in the aggregate with respect to the Guarantor, that is not insured against is entered against Seller or Guarantor, as applicable, by one or more courts, administrative tribunals or other bodies having jurisdiction and the same is not satisfied, discharged (or provision has not been made for such discharge) or bonded, or a stay of execution thereof has not been procured, within sixty (60) days from the date of entry thereof;
(e)a Governmental Authority takes any action to (1) condemn, seize or appropriate, or assume custody or control of, all or any substantial part of the property of Seller, (2) displace the management of Seller or materially curtail its authority in the conduct of the business of Seller, (3) terminate the activities of Seller as contemplated by the Program Documents or (4) remove, limit or restrict the approval of Seller by such Governmental Authority as an issuer, buyer or seller of securities, and each such action provided for in this clause (e) shall not have been discontinued or stayed within 10 days;
(f)A Material Adverse Effect has occurred and is continuing;
(g)The Trust ceases for any reason to have a valid ownership interest in any Eligible Underlying Asset;

(h)(i) the enforceability of any Program Document is contested, challenged, denied or repudiated by Seller or any Affiliate thereof that is a party thereto, in each case directly, indirectly, in whole or in part, and the outcome of such contest, challenge, denial or repudiation would result in a Material Adverse Effect, or (ii) any Lien or security interest granted to Buyer under the Agreement terminates, is declared null and void, ceases to be valid and effective, and such breach is not cured within two (2) Business Days after the earlier of Seller’s knowledge thereof or receipt of written notice thereof Buyer;
(i)Seller or the Guarantor is required to register as an “investment company”
(as defined in the Investment Company Act);
(j)the applicable Servicer fails to deposit into the Trust Account amounts as required under the Servicing Agreement and the Servicer Acknowledgement and such amount is not deposited into such Trust Account within two (2) Business Days;
(k)Seller or the Guarantor admits in writing that it is not Solvent;

(l)the Guarantor repudiates, revokes or attempts to revoke in writing the guarantee of a Guarantor in the Guaranty, in whole or in part;
(m)Seller or any of the other Affiliate of Seller takes any corporate action in furtherance of, or which would result in, an Act of Insolvency of Seller or the Guarantor;
(n)the Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein are qualified or limited by reference to the status of the Guarantor as a “going concern” or a reference of similar import, other than a qualification or limitation expressly related to Buyer’s rights in the Purchased Securities, or indicate that the Guarantor has a negative net worth or is insolvent; or
(o)A Guarantor Financial Covenant Breach has occurred and is continuing.
9.Fees. [Reserved].
10.Notices and Reports.
(a)    Notice of Amendments. Upon a material amendment, modification or supplementation of the Guidelines, Seller shall provide notice thereof to Buyer. With respect to any Underlying Asset originated pursuant such Guidelines as amended, modified or supplemented, the Guidelines shall not be effective for purposes of determining whether such Underlying Asset is an Eligible Underlying Asset or an Ineligible Underlying Asset unless and until Buyer has consented to the new Guidelines within two (2) weeks of the receipt thereof; provided that if Buyer does not provide consent within said two (2) weeks, Buyer shall be deemed to have consented to the new Guidelines.
(b)    Notice of Failure to Deposit Funds in Accordance with the Program Documents. In the event a Servicer fails to deposit the funds required to be deposited pursuant to the terms of the Servicing Agreement or the Trust Agreement, as applicable, and such amount is not deposited within two (2) Business Days after the applicable Remittance Date or Payment Date, Seller shall provide Buyer written notice of such failure within two (2) Business Days of the expiration of such grace period.
(c)    Asset Sale Notice. In connection with any sale or disposition of an Underlying Asset, Seller shall deliver to Buyer and the Calculation Agent an Asset Sale Notice.
(d)     Reports.
(i) The Seller shall deliver, or cause to be delivered, to Buyer the Asset Tape by no later than the fifteenth (15th) day of each calendar month.
(ii) The Seller shall deliver, or caused to be delivered each of the reports delivered by a Servicer pursuant to the applicable Servicing Agreement or any other report reasonably requested by Buyer promptly following the delivery of such report to Seller pursuant to the Servicing Agreement.
(e)    Guarantor Information. The Seller shall provide the following information with respect to the Guarantor to Buyer within ten (10) Business Days from the date such information was made available to the Guarantor’s investors:

    (i) Notice of the occurrence of any “Key Man Event” (or such similar term as may be used) as defined in the Governing Documents of the Guarantor.
    (ii) Notice of the occurrence of any “Financial Default” (or such similar term as may be used) as defined in the Governing Documents of the Guarantor.
    (iii) Notice of any amendment or modification to the terms of the “Investment Management Agreement” (or such similar term as may be used) as defined in the Governing Documents of the Guarantor.
    (iv) Copies of any audited and unaudited financial statements and reports of the Guarantor.
11.Remedies upon an Event of Default. In addition to the remedies provided in Paragraph 11 of the Agreement, upon the occurrence and during the continuance of an Event of Default following notice to Seller, Buyer shall have all the rights of the Beneficial Owner under the Trust Agreement and shall have the right to direct the Trustee in accordance with the terms of the Trust Agreement.
12.Effect of Benchmark Transition Event. The Pricing Rate used to calculate the Price Differential is determined by reference to LIBOR. LIBOR is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the FCA, the regulatory supervisor of LIBOR’s administrator, IBA, publicly announced the future cessation or loss of representativeness after June 30, 2023, of LIBOR. There is no assurance that the date announced by the FCA will not change or that the IBA, FCA or other regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this Agreement should consult its own advisors to stay informed of any such developments. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. Under the circumstances set forth in this Section 12, this Section 12 provides a mechanism for determining the Benchmark Replacement. The Calculation Agent will notify Buyer and Seller as required by this Section 12. However, the Calculation Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR or other rates in the definition of LIBOR or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, any Benchmark Replacement or Benchmark Replacement Conforming Changes implemented pursuant to this Section 12, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBOR or have the same volume or liquidity as did the LIBOR prior to its discontinuance or unavailability).
(a)Benchmark Replacement.
(1) Notwithstanding anything to the contrary herein or in any other Program Document but subject to Section 12(d) below, if the then-current Benchmark is LIBOR, notwithstanding anything to the contrary herein or in any other Program Document, on the earlier of (i) the date that LIBOR has either permanently or indefinitely ceased to be provided by IBA or has been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Program Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to the Agreement or any other Program Document.
(2) If the then-current Benchmark is a rate other than LIBOR, upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Program Document in respect of any Benchmark setting at or after 5:00 p.m. (New York time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to Buyer and Seller without any amendment to, or further action or consent of any other party to, the Agreement or any other Program Document so long as the Calculation Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Buyer or Seller. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, Seller may revoke any request for a Transaction to be made or continued that would bear interest by reference to such Benchmark until Seller’s receipt of notice from the Calculation Agent that a Benchmark Replacement has replaced such Benchmark.
(b)Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Calculation Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Program Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to the Agreement.
(c)Notices; Standards for Decisions and Determinations. The Calculation Agent will promptly notify Seller and Buyer of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Calculation Agent or Buyer pursuant to this Section 12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 12.
13.Intent. For purposes of the Transactions contemplated by this Annex, the Agreement is hereby amended by adding the following as Paragraph 21:

21.    Intent
(a)It is understood that either party’s right to liquidate Purchased Security delivered to it in connection with Transactions and the related Underlying Assets hereunder or to exercise any other remedies pursuant to Paragraph 10 hereof is a contractual right to liquidate such Transaction as described in Section 555 of the Bankruptcy Code.
(b)The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).
(c)It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).
(d)The parties recognize that each of the Transactions and this Agreement is a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code, and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code, or a “qualified financial contract” as that term is defined in the Federal Deposit Insurance Act, as applicable, and a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code.
(e)The parties intend and agree that (1) the Agreement and each Transaction is a “master netting agreement” as that term is defined in Section 101(38A) of the Bankruptcy Code and a “securities contract” as that term is defined in Section 741(7)(A)(i) of the Bankruptcy Code; (2) that each payment under this Agreement has been made by, to or for the benefit of a financial institution as defined in Section 101(22) of the Bankruptcy Code, a financial participant as defined in Section 101(22A) of the Bankruptcy Code, a “master netting agreement participant,” as defined in Section 101(38B) of the Bankruptcy Code; (3) the grant of the security interest in Paragraph 6 of the Agreement constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A) and 741(7)(A)(xi) of the Bankruptcy Code; and (4) payments under this Agreement are deemed “margin payments” or “settlement payments,” as defined in Sections 101 and 741(5) of the Bankruptcy Code or transfers made by or to (or for the benefit of) a financial institution or financial participant in connection with a securities contract or repurchase agreement.
(f)The parties further intend and agree that: (1) Buyer is (for so long as Buyer is a “financial institution,” “financial participant” or other entity listed in Sections 555, 559, 561, 362(b)(6), 362(b)(7) or 362(b)(27) of the Bankruptcy Code) entitled to, without limitation, the liquidation, termination, acceleration, set-off, and non-avoidability rights afforded to parties, such as Buyer, who are parties to a “securities contract” pursuant to Sections 555, 362(b)(6) and 546(c) of the Bankruptcy Code; and a “master netting agreement” pursuant to Section 561, 362(b)(27) and 546(j) of the Bankruptcy Code; and (2) Buyer’s right to liquidate the Purchased Security delivered to it in connection with the Transactions hereunder and the related Underlying Assets or to accelerate or terminate the Agreement or otherwise exercise any other remedies herein is a contractual right to liquidate, accelerate or terminate such Transaction as described in Sections 555, 559 and 561 of the Bankruptcy Code. The parties also recognize, intend and agree that the Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Section 365(a) of the Bankruptcy Code.
(g)With respect to the Guaranty provided by the Guarantor, which guarantees Seller’s obligations under this Agreement, the parties intend and agree that the such Guaranty is intended to constitute a security agreement or other arrangement or other credit enhancement related to this Agreement and Transactions hereunder as defined under Sections 101(38)(A) and 741(7)(A)(xi) of the Bankruptcy Code.
(h)Each party agrees that this Agreement is intended to create mutuality of obligations among the parties, and as such, this Agreement constitutes a contract which (i) is between all of the parties and (ii) places each party in the same right and capacity.
(i)Each party agrees that it shall not challenge the characterization of this Agreement or any Transaction as a securities contract and master netting agreement under the Bankruptcy Code.
(j)Each party agrees that this Agreement and the Transactions entered into hereunder are part of an integrated, simultaneously-closing suite of financial contracts.
14.Conditions Precedent. Buyer shall not be obligated to enter into any Transaction or purchase any Purchased Security until the following conditions have been satisfied or waived by Buyer, on and as of the Closing Date, the initial Purchase Date, and to the extent specified below, each Purchase Date:
(a)Buyer has received the following documents, each dated the Closing Date: (i) each Program Document duly executed and delivered by the parties thereto, (ii) official good standing certificates dated a recent date relative to the Closing Date respect to Seller and the Guarantor from the respective jurisdictions in which they are organized, (iii) certificates of the secretary, an assistant secretary or other authorized person of Seller and the Guarantor, dated as of the Closing Date, with respect to attached copies of the Governing Documents and resolutions of Seller or the Guarantor, if applicable, and the incumbencies and signatures of officers of Seller and the Guarantor executing the Program Documents to which such Person is a party, evidencing the authority of Seller and the Guarantor with respect to the execution, delivery and performance thereof, (iv) such opinions from counsel to each Seller and each Guarantor as Buyer may reasonably require, including with respect to corporate matters, enforceability, non-contravention, no consents or approvals required other than those that have been obtained, perfected security interests in the related Purchased Security and any other collateral pledged pursuant to the Program Documents, Investment Company Act matters and the applicability of Bankruptcy Code safe harbors, and (v) all other documents, certificates, information, financial statements, reports, approvals and opinions of counsel as Buyer may reasonably require;
(b)(i) UCC financing statements have been filed against Seller in each filing office necessary for the perfection of the security interest created under the Agreement, (ii) Buyer has received such searches of UCC filings, tax liens, judgments, pending litigation and other matters relating to each Seller, the Purchased Security and Underlying Assets as Buyer may reasonably require, and (iii) the results of such searches are reasonably satisfactory to Buyer;
(c)The Buyer has received payment from Seller of all reasonable fees and expenses then payable and invoiced under the related Program Documents, in each case, to the extent due, payable and invoiced on or before the Closing Date;
(d)The Buyer has received payment from Seller of legal fees (including disbursements and other charges of counsel) in connection with the negotiation and execution of this Annex and the other Program Documents entered into on the date hereof;
(e)The Buyer has completed to its satisfaction such due diligence and modeling as it may require;
(f)On each Purchase Date, the Buyer has received a certificate or other written confirmation from the secretary, an assistant secretary or other authorized person of Seller and the Guarantor, dated as of such Purchase Date, that no “Key Man Event” (or such similar term as may be used) as defined in the Governing Documents of the Guarantor and that no “Financial Default” (or such similar term as may be used) as defined in the Governing Documents of the Guarantor has occurred and is continuing.
The failure of Seller to satisfy any of the conditions precedent in this Section 14 with respect to any related Transaction or the Purchased Security shall, unless such failure was waived in writing by Buyer on or before the initial Purchase Date, give rise to the right of Buyer at any time to rescind the related Transaction, whereupon Seller shall promptly pay to Buyer the related Repurchase Price of the Purchased Security.
15.Additional Representations and Warranties. The Seller hereby represents and warrants to Buyer as follows as of the Closing Date, each Purchase Date, and on each date a Transaction hereunder is outstanding (except as otherwise set forth specifically in a particular representation or warranty):
(a)Seller. The Seller has been duly organized and validly exists in good standing as a limited liability company in the State of Delaware. The Seller (i) has all requisite power, authority, legal right, licenses and franchises, except where the failure to do so would not cause a Material Adverse Effect, (ii) is otherwise qualified to do business in all jurisdictions necessary, except where the failure to be so qualified would not cause a Material Adverse Effect, and (iii) has been duly authorized by all necessary action on its part, to (W) own, lease and operate its properties and assets, (X) conduct its business as currently conducted, (Y) execute, deliver and perform its obligations under the Program Documents to which it is a party, and (Z) acquire, own, sell, assign, pledge and repurchase the Purchased Security. The Seller is the sole beneficial owner of the related Purchased Security and an indirect, wholly-owned subsidiary of the Guarantor.
(b)Trust. The Trust has been duly organized and validly exists as a statutory trust formed under the laws of the State of Delaware. The Trust (i) has all requisite power, authority, legal right, licenses and franchises, except where the failure to do so would not cause a Material Adverse Effect, (ii) is otherwise qualified to do business in all jurisdictions necessary, except where the failure to do so qualified would not cause a Material Adverse Effect, and (iii) has been duly authorized by all necessary action, to (W) own, lease and operate its properties and assets, (X) conduct its business as currently conducted, (Y) execute, deliver and perform its obligations under the Program Documents to which it is a party, and (Z) acquire, own, sell, assign, pledge and repurchase the Underlying Assets.
(c)Program Documents. Each Program Document to which Seller or the Trust is a party has been duly executed and delivered by Seller and the Trust, as applicable, and, subject to the due execution and delivery by each other party thereto, constitutes the legal, valid and binding obligation of Seller and the Trust, as applicable, enforceable against Seller and the Trust, as applicable, in accordance with its terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity. All approvals, authorizations, consents, orders, filings, notices or other actions of any Person or Governmental Authority required for the execution, delivery and performance by Seller or the Trust of the Program Documents to which it is a party and the sale of and grant of a security interest in related Purchased Security to Buyer, have been obtained, effected, waived or given (other than any financing statement that has been or will be filed pursuant to the Agreement) and are in full force and effect. The execution, delivery and performance of the Program Documents do not require compliance by Seller and the Trust with any “bulk sales” or similar law. There is no material litigation, proceeding or investigation pending or, to the knowledge of Seller threatened, against Seller, the Trust or the Guarantor before any Governmental Authority (a) asserting the invalidity of any Program Document, (b) seeking to prevent the consummation of any Transaction, or (c) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.
(d)Solvency. Neither Seller nor the Guarantor is, nor has been, the subject of an Insolvency Proceeding. Each of Seller and the Guarantor are Solvent and the Transactions do not and will not render Seller or the Guarantor not Solvent. The Seller and the Guarantor are not entering into the Program Documents or any Transaction with the intent to hinder, delay or defraud any creditor. Each of Seller and the Guarantor will not be left with an unreasonably small amount of capital with which to engage in its business.
(e)Taxes. The Seller and the Trust have filed all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by each of them and have paid all income, franchise and other material taxes (including mortgage recording taxes), assessments, fees, and other governmental charges payable by it, or with respect to any of its properties or assets, which have become due, and except for those taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP.

(f)True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished by or on behalf of Seller or the Guarantor in writing to Buyer in connection with the Program Documents and the Transactions, when taken as a whole, do not, as of the date furnished (or as of the date such information is stated or certified), contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the Closing Date by or on behalf of Seller or the Guarantor to Buyer in connection with the Program Documents and the Transactions will, when taken as a whole with any other written information furnished on or before the date such information is stated or certified, be true, correct and complete in all material respects, on the date as of which such information is stated or certified.
(g)No Default or Material Adverse Effect. No Event of Default exists. No event of default (however defined) exists under any Indebtedness of Seller (other than the Agreement) and the Guarantor (other than the Guaranty) where the aggregate principal amount of such agreements or instruments is not less than $1,000,000 with respect to Seller or $5,000,000 with respect to the Guarantor. The Seller believes that it is and will be and the Guarantor is and will be able to pay and perform each agreement, duty, obligation and covenant contained in the Program Documents to which it is a party, and that it is not subject to any agreement, obligation, restriction or Requirements of Law which would unduly burden its ability to do so or could reasonably be expected to have a Material Adverse Effect that it has not disclosed to Buyer. The Seller has no knowledge of any actual development, event or other fact that could reasonably be expected to have a Material Adverse Effect.
(h)Investment Company Act. (i) Neither Seller nor the Trust is required to register under the Investment Company Act based upon the exemption provided by Section 3(c)(7) of the Investment Company Act (although other exemptions or exclusions may be applicable), and (ii) the Trust is not a “covered fund” within the meaning of the final regulations issued December 10, 2013, implementing Section 619 of the Dodd-Frank Act, commonly known as the “Volcker Rule”.
(i)Location of Books and Records. The location where Seller keeps its books and records, including all computer tapes and records relating to the Underlying Assets, is its chief executive office.
(j)Principal Office; Jurisdiction of Formation. On the Closing Date, the principal office, chief executive office, and principal place of business of Seller and the Trust is located at the address set forth in Schedule I to this Annex. The Seller shall provide Buyer with thirty (30) days’ advance notice of any change in Seller’s or the Trust’s principal office or place of business or jurisdiction. Neither Seller nor the Trust has any trade name.
(k)Non-contravention. The consummation of the transactions contemplated by the Agreement and the other Program Documents to which Seller or the Trust is a party is in the ordinary course of business of Seller and the Trust, as applicable, and will not conflict with, result in the breach of or violate any provision of the Governing Documents of Seller or the Trust or result in the breach of any provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture, loan or credit agreement or other instrument to which Seller, the Trust, the Underlying Assets, the Trust Certificate or any of Seller’s or the Trust’s Property is or may be subject to, or result in the violation of any material law, rule, regulation, order, judgment or decree to which Seller, the Trust, the Purchased Security or Seller’s property is subject.
(l)Legal Proceeding. Except as otherwise disclosed in writing to Buyer prior to the date hereof or prior to any Purchase Date, there is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body pending or, to Seller’s knowledge, threatened against Seller or the Trust with respect to which an unfavorable decision, ruling or finding would materially and adversely affect the validity of the Underlying Assets, the Purchased Security or the validity or enforceability of the Agreement, the other Program Documents or any agreement or instrument to which Seller or the Trust is a party and which is used or contemplated for use in the consummation of the transactions contemplated thereby, would materially and adversely affect the proceedings of Seller or the Trust in connection herewith or would or could materially and adversely affect such Seller’s ability to carry out its obligations hereunder.
(m)No Consents. No consent, license, approval or authorization from, or registration, filing or declaration with, any Governmental Authority, is required in connection with the execution, delivery and performance by Seller or the Trust, as applicable, of the Agreement or any other Program Document to which Seller or the Trust is a party, other than (i) any that have heretofore been obtained, given or made and (ii) filings to made in connection with the Liens contemplated by the Agreement and the other Program Documents to which Seller or the Trust is a party.
16.Notices. Notwithstanding anything in the Agreement or this Annex to the contrary, all notices, demands and other communications referred to in this Annex and in connection with any Transaction, including, without limitation, those made in connection with a margin call or otherwise contemplated by the applicable Confirmation, shall be in writing and sent by email, facsimile, messenger or otherwise to the address specified in Schedule I hereto, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. In the case of any notice, demand or other communication to Seller, such notice, demand or other communication must be addressed to the attention indicated in Schedule I hereto or otherwise to the attention of a Responsible Officer of Seller (or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of Seller).
17.No Reliance. In addition to the representations and warranties set forth in Paragraph 10 of the Agreement, each party hereby makes the following representations and warranties in connection with the Agreement and each Transaction thereunder, which shall continue during the term of any such Transaction:
(a)unless there is a written agreement with the other party to the contrary, it is not relying on any advice (whether written or oral) of the other party, other than the representations expressly set out in the Agreement, including in this Annex;
(b)it has made and will make its own decisions regarding the entering into of any Transaction based upon its own judgment and upon advice from such professional advisers as it has deemed it necessary to consult; and

(c)it understands the terms, conditions and risks of each Transaction and is willing to assume (financially and otherwise) those risks.
18.Counterparts. This Annex may be executed in counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Use of electronic signatures is consented to by Buyer and by Seller and delivery of an executed counterpart of a signature page to any Program Document in an electronic (e.g., “PDF”) format shall be effective as delivery of a manually executed counterpart.
19.Construction. Save for the amendments made hereby, the parties agree that the text of the body of the Agreement is intended to conform with the SIFMA Master Repurchase Agreement (September 1996 Version) and shall be construed accordingly.
20.Governing Law. This Annex shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws principles thereof.
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IN WITNESS WHEREOF the parties have caused this Annex I.A. to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

BARCLAYS BANK PLC	PEACHTREE MORTGAGE SPV, LLC
By: /s/ Jerzy Burmicz	By: /s/ Brandon Filson
Name: Jerzy Burmicz	Name: Brandon Filson
Title: Director	Title: Treasurer

SCHEDULE I to ANNEX I.A
For all legal notices under this Annex:
Barclays Bank PLC
745 Seventh Avenue, 2nd Floor
New York, New York 10019
Attention: – US Residential Financing
Telephone: (212) 412-7990
E-mail: USResiFinancing@barclays.com

Barclays Bank PLC
745 Seventh Avenue, 5th Floor
New York, New York 10019
Attention: – RMBS Banking
Telephone: (212) 528-7482
E-mail: CoreRMBSBanking@barclayscapital.com

With copies to:
Barclays Bank PLC Legal Department
745 Seventh Avenue, 20th Floor
New York, New York 10019
Attention: Legal Department
Telephone: (212) 412-1494
E- mail: ldnrepo@barclays.com

Barclays Bank PLC
5 The North Colonnade Canary Wharf
London E14 4BB
Attention: Legal Director
Telephone: +44 (0)20 7773 0188
E- mail: ldnrepo@barclays.com

Barclays Bank PLC – Operations
US-400 Jefferson Park
Whippany, New Jersey 07981
Attention: Whole Loan Operations
Telephone: (201) 499-4456
E-Mail: WholeLoanOperati@barclayscapital.com

If to Seller:
Peachtree Mortgage SPV, LLC
c/o Angel Oak Capital Advisors, LLC
3344 Peachtree Road NE, Suite 1725
Atlanta, Georgia 30326
Attention: Ashish Negandhi
Email: ashish.negandhi@angeloakcapital.com

With copies to:

Angel Oak Mortgage, Inc.
3344 Peachtree Road NE, Suite 1725
Atlanta, Georgia 30326
Attention: David Gordon
Email: David.Gordon@angeloakcapital.com

Angel Oak Mortgage, Inc.
3344 Peachtree Road NE, Suite 1725
Atlanta, Georgia 30326
Attention: Brandon Filson
Email: Brandon.Filson@aoreit.com

SCHEDULE II-A TO ANNEX I.A
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO
ALL MORTGAGE LOANS
The Seller makes the following representations and warranties to Buyer, with respect to each Mortgage Loan owned by the Trust, as of the initial Purchase Date for such Mortgage Loans and on each date a Transaction hereunder is outstanding subject to any exceptions agreed to by Buyer.
(a)Asset Tape. The information set forth in the related Asset Tape and all other information or data furnished with respect to each Mortgage Loan by, or on behalf of, Seller to Buyer is complete, true and correct in all material respects as of the date of such information.
(b)Original Terms Unmodified. Except for Mortgage Loans subject to a COVID-related forbearance or deferral plan, the terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination; except by a written instrument which has been recorded, if necessary to protect the interests of Buyer, and which has been delivered to the Custodian and the terms of which are reflected in the Asset Tape. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required, and its terms are reflected on the Asset Tape. No mortgagor in respect of the Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Mortgage File delivered to the Custodian and the terms of which are reflected in the Asset Tape.
(c)Ownership. Other than as noted by Seller to Buyer in writing on or prior to the related Purchase Date, the Trust is the sole and lawful owner of each Mortgage Loan, free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to grant a security interest in each Mortgage Loan pursuant to this Agreement. Each Mortgage Loan was (a) acquired by and transferred to the Trust on a legal true sale basis pursuant to an Asset Purchase Agreement (as defined in the Trust Agreement), (b) the transferor under such Asset Purchase Agreement received reasonably equivalent value in consideration for the transfer of such Mortgage Loan, (c) no transfer was made for or on account of antecedent debt owed by such transferor to Seller and (d) no such transfer is or may be voidable or subject to avoidance under the Bankruptcy Code.
(d)No Outstanding Charges. All taxes, governmental assessments, water, sewer and municipal charges, which previously became due and owing have been paid. Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for (a) interest accruing from the date of the Mortgage Note or date of disbursement of the proceeds of the Mortgage Loan, whichever is earlier, to the day which precedes by one month the due date of the first installment of principal and/or interest thereunder, (b) exterior items, which could not be completed due to weather, and (c) escrow funds for the completion of swimming pools.

(e)Underwriting Guidelines. Each Mortgage Loan was either underwritten in substantial conformance to the Guidelines or Strict Compliance with the Agency Guide, as applicable, in effect at the time of origination of the Mortgage Loan, or has reasonable and documented compensating factors consented to by Buyer.
(f)Valid First Lien. The Mortgage is a valid, subsisting, enforceable and perfected first priority lien and first priority security interest with respect to each first lien Mortgage Loan, in each case, on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property. The lien of the Mortgage is subject only to:
1.the lien of current real property taxes and assessments not yet due and payable;
2.covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in Buyer’s title insurance policy delivered to the originator of the Mortgage Loan and referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan; and
3.other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.
Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates with respect to each first lien mortgage loan, a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and Seller has full right to pledge and assign the same to Buyer. Other than with respect to another lien that confirms that such lien is subordinate to the lien of the Mortgage Loan, the Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien on such Mortgaged Property.
(g)Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms in all material respects. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Seller at the time of acquisition.
(h)Hazard Insurance. The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a generally acceptable insurer, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by Seller as of the date of the acquisition, against earthquake and other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the lesser of (i) 100% of the insurance value of the Mortgaged Property (including all improvements) and (ii) the greater of (x) the outstanding principal balance of the Mortgage Loan and (y) 80% of the insurable value of the Mortgaged Property, and consistent with the amount that would have been required as of the date of origination in accordance with the Guidelines. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan, (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1973. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming Seller, its successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without thirty (30) days’ prior written notice to the mortgagee. No such notice has been received by Seller. To Seller’s knowledge, and as documented in the Mortgage File, all premiums that have become due on such insurance policy have been paid. The related Mortgage obligates the mortgagor to maintain all such insurance and, at such mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the mortgagor’s cost and expense and to seek reimbursement therefor from such mortgagor. Where required by state law or regulation, the mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. Seller has not engaged in, and has no knowledge of the mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.
(i)Title Insurance. The Mortgage is insured as a first priority lien by either an ALTA lender’s title insurance policy (including endorsements and riders thereto) or other generally acceptable form of policy of title insurance acceptable to prudent mortgage lending institutions making loans in the area where the related Mortgaged Property is located, in each case, issued by a title insurer generally acceptable to prudent mortgage lenders.
(j)Deed of Trust. In the event the Mortgage is a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated, is named in the mortgage and currently so serves, and no fees or expenses are or will become payable by Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the mortgagor.
(k)No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto.
(l)No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would affect any such satisfaction, release, cancellation, subordination or rescission. Neither Seller nor the Trust has waived the performance by the mortgagor of any action, if the mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has Seller or the Trust waived any default resulting from any action or inaction by the mortgagor.
(m)Customary Provisions. The Mortgage Note has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption or other right available to the mortgagor or any other person, or restriction on Seller or any other person, including without limitation, any federal, state or local, law, ordinance, decree, regulation, guidance, attorney general action, or other pronouncement, whether temporary or permanent in nature, that would interfere with, restrict or delay, either (y) the ability of Seller, Buyer or any servicer or any successor servicer to sell the related Mortgaged Property at a trustee’s sale or otherwise, or (z) the ability of Seller, Buyer or any servicer or any successor servicer to foreclose on the related Mortgage.
(n)Location of Improvements; No Encroachment. The mortgage creates a first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note. All buildings and improvements subject to the Mortgage which were included for the purpose of determining the appraised value, as set forth in the appraisal, of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property and no buildings or improvements on adjoining properties encroach upon the Mortgaged Property (other than minor encroachments (i) which do not affect the value of the Mortgage Loan, (ii) to which properties similar to the Mortgaged Property within the same jurisdiction are commonly subject and which do not interfere with the benefits of the security intended to be provided by the related mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property or (iii) which are insured against under the related title insurance policy). No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law, subdivision law, ordinance or regulation. The Mortgaged Property is not raw land.
(o)Enforceability. The Mortgage contains an enforceable provision, to the extent not prohibited by applicable law as of the date of such mortgage, for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the

Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.
(p)No Violation of Environmental Laws. There is no pending action or proceeding directly involving the Mortgaged Property of which Seller is aware in which compliance with any environmental law, rule or regulation is an issue; and to the best of Seller’s knowledge, nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property.
(q)No Condemnation; Mortgaged Property Undamaged. There is no proceeding pending for the total or partial condemnation of the related Mortgaged Property where escrow has not been established for the Mortgaged Property, and such property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, so as to materially and adversely affect the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended or would render the Mortgaged Property uninhabitable.
(r)Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Seller shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Buyer, and shall deliver to Buyer, upon demand, evidence of compliance with all such requirements.
(s)Collection Practices; Escrow Deposits. To the best of Seller’s knowledge, the origination and collection practices, including loss mitigation, used with respect to the Mortgage Loans following the acquisition of such Mortgage Loans by the Trust have been in accordance with prudent servicing practices, and have been in all material respects legal and proper. All Escrow Payments have been collected in full compliance with state and federal law. Where permitted by applicable law, an escrow of funds has been established to pay for taxes, ground rents, assessments, insurance premiums, and leasehold payments or other items that remain unpaid and have been assessed but are not yet due and payable, except as otherwise disclosed to Buyer. There are no delinquent taxes and assessments affecting the related Mortgaged Property, except as otherwise disclosed to Buyer.
(t)Transfer of Mortgage Loans. Except with respect for Mortgage Loans registered with MERS®, the assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.
(u)Anti-Money Laundering; Patriot Act. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination and purchase of each Mortgage Loan.
(v)No Defaults. There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and Seller has not waived any default, breach, violation or event of acceleration.
(w)Other Insurance Policies. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Purchase Date (whether or not known to Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any private mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of Seller, the related mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer’s breach of such insurance policy or such insurer’s financial inability to pay.
(x)Servicemembers Civil Relief Act. The mortgagor has not notified Seller, and Seller has no knowledge, of any relief requested or allowed to the mortgagor under the Servicemembers Civil Relief Act of 2003.
(y)Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the funding of the Mortgage Loan by a qualified appraiser, duly appointed by Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal was written in form and substance to customary Fannie Mae or Freddie Mac standards for mortgage loans of the same type as the Mortgage Loans and the appraiser satisfied the requirements of Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 as amended and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.
(z)Disclosure Materials. The mortgagor has executed a statement to the effect that the mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans, and Seller maintains such statement in the Mortgage File.
(aa)No Exception. The Custodian has not noted any material exceptions on an Asset Tape with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or Buyer’s interest in the Mortgage Loan.
(bb)    Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.
(cc)    Documents Genuine. To the best of Seller’s knowledge, such Mortgage Loan and all accompanying collateral documents are complete and authentic and all signatures thereon are genuine.

(dd)    Bona Fide Loan. To the best of Seller’s knowledge, such Mortgage Loan arose from a bona fide loan to persons having legal capacity to contract.
(ee)    Description. Each Mortgage Loan conforms in all material respects to the description thereof as set forth on the related Asset Tape delivered to the Custodian and Buyer.
(ff)    No High Cost Loans. The Mortgage Loan is not a High Cost Mortgage Loan.

SCHEDULE II-B TO ANNEX I.A
ADDITIONAL REPRESENTATIONS AND WARRANTIES WITH RESPECT TO NON-QM LOANS
The Seller makes the following representations and warranties to Buyer, with respect to each Mortgage Loan owned by the Trust, as of the initial Purchase Date for such Mortgage Loans and on each date a Transaction hereunder is outstanding subject to any exceptions agreed to by Buyer.
(a)Location and Type of Mortgaged Property. The Mortgaged Property consists of a single parcel of real property with a detached single family residence erected thereon, or a one- to four-family dwelling, or any condominium unit or any individual unit in a planned unit development or a de minimis planned unit development; provided, however, that no residence or dwelling is a mobile home. No portion of the Mortgaged Property is used for commercial purposes; provided, that, the Mortgaged Property may be a mixed-use property if such Mortgaged Property conforms to guidelines acceptable to Buyer in its sole discretion.
(b)Full Disbursement of Proceeds. There is no further requirement for future advances under the Mortgage Loan, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with (except for escrow funds for exterior items which could not be completed due to weather and escrow funds for the completion of swimming pools). All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.
(c)Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (D) not doing business in such state.
(d)No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.
(e)Origination; Payment Terms. The Mortgage Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority. Principal and/or interest payments on the Mortgage Loan commenced no more than 60 days after funds were disbursed in connection with the Mortgage Loan. With respect to adjustable-rate Mortgage Loans, the mortgage interest rate is adjusted on each interest rate adjustment date to equal to the applicable index plus the gross margin

(rounded up or down to the nearest .125%) as set forth in the Mortgage Note, subject to the mortgage interest rate cap as set forth in the Mortgage Note. The Mortgage Note is payable on a monthly basis in equal monthly installments of principal and/or interest (subject to an “interest only” period in the case of Interest Only Loans), which installments of interest (a) with respect to adjustable rate Mortgage Loans are subject to change on the interest rate adjustment date due to adjustments to the mortgage interest rate on each interest rate adjustment date as set forth in the Mortgage Note and (b) with respect to Interest Only Loans are subject to change on the interest only adjustment date due to adjustments to the mortgage interest rate on each interest only adjustment date as set forth in the Mortgage Note, in both cases with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than 30 years from commencement of amortization. The due date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note.
(f)Occupancy of the Mortgaged Property. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. With respect to any Mortgage Loan originated with an “owner-occupied” Mortgaged Property, the mortgagor represented at the time of origination of the Mortgage Loan that the mortgagor would occupy the Mortgaged Property as the mortgagor’s primary residence.
(g)No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (f) of Schedule II-A above.
(h)No Buydown Provisions; No Graduated Payments or Contingent Interests. Except as otherwise disclosed and approved by Buyer in its sole discretion, the Mortgage Loan does not contain provisions pursuant to which monthly payments are paid or partially paid with funds deposited in any separate account established by Seller, the Trust, the mortgagor, or anyone on behalf of the mortgagor, or paid by any source other than the mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.
(i)Consolidation of Future Advances. Any future advances made to the mortgagor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Buyer. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.
(j)Interest Rate Adjustments. With respect to each adjustable rate Mortgage Loan, all mortgage interest rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited.
(k)Construction or Rehabilitation of Mortgaged Property. Other than with respect to a HUD 203k rehabilitation Mortgage Loan or a HUD 203h disaster Mortgage Loan, no Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property.
(l)Capitalization of Interest. The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.
(m)No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the mortgagor.
(n)Primary Mortgage Guaranty Insurance. Each Mortgage Loan is insured as to payment defaults by a policy of primary mortgage guaranty insurance in the amount required where applicable, and by an insurer approved, if applicable, and all provisions of such primary mortgage guaranty insurance have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. There are no defenses, counterclaims, or rights of setoff affecting the Mortgage Loans or affecting the validity or enforceability of any private mortgage insurance applicable to the Mortgage Loans.
(o)Ability-to-Repay. Notwithstanding anything to the contrary set forth in this Agreement, on and after January 10, 2014 (or such later date as set forth in the relevant regulations), prior to the origination of each Mortgage Loan, the originator made a reasonable and good faith determination that the mortgagor had a reasonable ability to repay the loan according to its terms, in accordance with, at a minimum, the eight underwriting factors set forth in 12 CFR 1026.43(c).
(p)No Interest Only Loans. Notwithstanding anything to the contrary set forth in the Agreement, no Mortgage Loan (other than a Non-QM Loan) is an Interest Only Loan.
(q)TRID Compliance. With respect to each Mortgage Loan where the mortgagor’s loan application for the Mortgage Loan was taken on or after October 3, 2015, such Mortgage Loan was originated in compliance with the TILA-RESPA Integrated Disclosure Rule.

SCHEDULE II-C TO ANNEX I.A
ADDITIONAL REPRESENTATIONS AND WARRANTIES WITH RESPECT TO GSE
ELIGIBLE INVESTOR LOANS
The Seller makes the following representations and warranties to Buyer, with respect to each Mortgage Loan owned by the Trust, as of the initial Purchase Date for such Mortgage Loans and on each date a Transaction hereunder is outstanding subject to any exceptions agreed to by Buyer.
(a)Each Mortgage File contains either (x) a written appraisal of the related Mortgaged Property which (i) complies with the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, (ii) was made and signed, prior to the closing of the Mortgage Loan, by a Qualified Appraiser, (iii) was written in substance to customary Fannie Mae or Freddie Mac standards, in effect at the time of origination, for mortgage loans of the same type as the Mortgage Loan, (iv) conforms with Uniform Standards of Professional Appraisal Practice (“USPAP”) standards in effect at the time of origination, and (v) satisfies applicable legal and regulatory requirements or (y) to the extent permitted under the Guidelines, a property inspection waiver. For the avoidance of doubt, this representation is not a representation as to the value of the related Mortgaged Property. A “Qualified Appraiser” means, a licensed appraiser of a specified Mortgaged Property duly appointed by the originator, whose (i) compensation and appraisal appointment by the originator is not affected by, the approval or disapproval of the related Mortgage Loan and (ii) the selection of whom was made independently of the broker (where applicable) and the originator’s loan sales and loan production personnel.
(b)All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy, have been made or obtained from the appropriate authorities.
(c)No portion of the Mortgage Loan proceeds has been escrowed for the purpose of making monthly payments on behalf of the mortgagor. No payments due and payable under the terms of the Mortgage Note and Mortgage or deed of trust, except for seller or builder concessions, temporary buy-down funds or amounts paid or escrowed for payment by the mortgagor’s employer, have been paid by any person who was involved in, or benefited from, the sale or purchase of the Mortgaged Property or the origination, refinancing, sale, purchase or servicing of the Mortgage Loan other than the mortgagor or any guarantor. For the avoidance of doubt, renters and a mortgagor’s friends and family, when acting in such capacity and not as parties or representatives of parties involved in the building, selling or financing of a Mortgaged Property, are not considered to be persons who benefited from the sale or purchase of the Mortgaged Property or the origination, refinancing, sale, purchase or servicing of a Mortgage Loan.
(d)The information set forth in the Asset Tape relating to the terms of the Mortgage Loan and the Mortgage Note correctly and accurately reflects the terms of the documents contained in the Mortgage File in all material respects. Any seller or builder concession in excess of the allowable limits established by Fannie Mae or Freddie Mac has been subtracted from the appraised value of the Mortgaged Property for purposes of determining the loan to value (LTV) and combined loan to value (CLTV).
(e)No appraisal or other property valuation listed in the Asset Tape was more than 180 days old at the time of the Mortgage Loan closing.
(f)No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to the Mortgage Loan has taken place on the part of the originator or to the best of Seller’s knowledge, any party or person unaffiliated with the originator (including, without limitation, the mortgagor, correspondent, mortgage broker, appraiser, realtor, builder, developer, title company, closing or settlement agent) involved in the solicitation or origination of the Mortgage Loan, the determination of the value of the Mortgaged Property, the application of any insurance in relation to such Mortgage Loan, or the sale or servicing of the Mortgage Loan or Mortgaged Property prior to the Closing Date.

(g)Each Mortgage Loan was either (i) underwritten in substantial conformance to the Guidelines without regard to any underwriter discretion or (ii) if not underwritten in substantial conformance to the Guidelines, has reasonable and documented compensating factors.
(h)Except as set forth on the Asset Tape, no Mortgage Loan has primary mortgage insurance.
(i)Each Mortgage Loan complied in all material respects with all applicable federal, state and local laws including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, predatory and abusive lending laws and disclosure laws in effect at the time of closing or such noncompliance was cured subsequent to origination, as permitted by applicable law.
(j)The servicing of each Mortgage Loan prior to the Closing Date complied in all material respects with all then applicable federal, state and local laws.
(k)Each mortgagor is (i) one or more natural persons (ii) an inter vivos trust which meets the requirements in the originator’s guidelines, or (iii) solely with respect to a Mortgage Loan secured by an investment property, one or more legal entity. As of origination, each mortgagor, to the extent a natural person or inter vivos trust, was legally permitted to reside in the United States. To the best of Seller’s knowledge, no mortgagor is a debtor in any state or federal bankruptcy or insolvency proceeding. Unless otherwise indicated on the Asset Tape, any mortgagor prior bankruptcy was taken into consideration in accordance with the Originator’s guidelines. Unless otherwise indicated on the Asset Tape, no mortgagor previously owned a property in the last seven years, that was the subject of a foreclosure or which title to the real property was conveyed to the originator or a deed in lieu of foreclosure during the time the mortgagor was the owner of record.
(l)Immediately prior to the transfer and assignment contemplated in the Asset Purchase Agreement (as defined in the Trust Agreement), the originator was the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. The Seller has good and marketable title thereto, and the Seller has full right to transfer and sell the Mortgage Loan to the Buyer free and clear of any encumbrance, participation interest, lien, equity, pledge, claim or security interest and has full right and authority to sell or otherwise transfer the Mortgage Loan.
(m)The Mortgage is a valid, existing and enforceable first lien on the Mortgaged Property therein described. The Mortgaged Property is free and clear of all encumbrances and liens having priority over the lien of the Mortgage except for (i) liens for real estate taxes and special assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally, (iii) liens created pursuant to any federal, state or local law, regulation or ordinance affording liens for the costs of cleanup of hazardous substances or hazardous wastes or for other environmental protection purposes, (iv) such other matters to which like properties are commonly subject that do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage and (v) any security agreement, chattel mortgage or equivalent document. Subject to the foregoing, any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes a valid and existing first lien on the property described therein and the originator has the full right to sell and assign the same.
(n)The Mortgage Loan documents required to be delivered on or prior to the Closing Date have been delivered to the Custodian in accordance with the requirements of the Custodial Agreement.
(o)Unless otherwise indicated on the Asset Tape, the terms of the Mortgage Note and the Mortgage have not been modified in any material respect. The Mortgage has not been satisfied, cancelled or subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part unless otherwise indicated on the Asset Tape, nor has any instrument been executed that would affect any such satisfaction, cancellation, subordination, rescission or release, except in each case as reflected in an agreement included in the Mortgage File.
(p)All taxes, governmental assessments, insurance premiums, and water, sewer and municipal charges, which with respect to the Mortgaged Property previously became due and owing have been paid, or an escrow of funds has been established, to the extent permitted by law, in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable.
(q)At the time of closing the Mortgaged Property was, and to Seller’s knowledge thereafter, the Mortgaged Property remains undamaged by waste, water, fire, earthquake or earth movement, windstorm, flood, tornado or similar casualty so as to materially adversely affect the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property.
(r)There are no mechanics’ or similar liens or claims filed for work, labor or material affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage which are not insured against by the title insurance policy referenced in clause (x) below.
(s)The Mortgaged Property consists of a fee simple estate in real property. All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit). No improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (x) below. All improvements on the Mortgaged Property comply with all applicable zoning and subdivision laws and ordinances.
(t)Unless otherwise indicated on the Asset Tape, all payments required to be made up to the initial Purchase Date for such Mortgage Loan under the terms of the related Mortgage Note have been made, and no Mortgage Loan has been more than 30 days delinquent more than once in the 12 months preceding the initial Purchase Date. All delinquency figures are calculated and reported using the MBA method.
(u)The Mortgage Note and the related Mortgage are genuine, and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity, whether enforcement is considered in a proceeding in equity or at law. All parties to the Mortgage Note and the Mortgage had the legal capacity to execute the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties.
(v)The proceeds of the Mortgage Loan have been fully disbursed to or for the account of the mortgagor. There is no obligation for the mortgagee to advance additional funds thereunder. Any and all requirements as to completion of any on site or off site improvement and as to disbursements of any escrow funds therefor have been complied with (except for escrow funds for exterior items, which could not be completed due to weather, and escrow funds for the completion of swimming pools scheduled to be completed within 12 months following the Closing Date). All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage have been paid, except recording fees with respect to a Mortgage not recorded as of the Closing Date.
(w)With respect to any insurance policy including, but not limited to, hazard or title insurance, covering a Mortgage Loan and/or the related Mortgaged Property, the Seller has not and, to the best of Seller’s knowledge, neither the originator nor any prior holder has engaged in any act or omission which would impair the coverage of any such policy, the benefits of the endorsement, or the validity and binding effect of either, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the originator. For the avoidance of doubt, a unilateral mortgage insurance rescission by a Qualified Insurer, without a final determination that such rescission was proper, shall not be considered a breach of this representation.
(x)The Mortgage Loan (except any mortgage loan secured by a Mortgaged Property located in any jurisdiction for which an opinion of counsel of the type customarily rendered in such jurisdiction in lieu of title insurance is instead received) is covered by an American Land Title Association (“ALTA”) lender’s title insurance policy or other generally acceptable form of policy or insurance, acceptable to Fannie Mae or Freddie Mac, issued by a Qualified Insurer as of the origination date, insuring (subject to the exceptions contained in (i), (ii), (iii) and (iv) of clause (m) above) the originator, its successors and assigns as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan. As of the Closing Date, the originator was the sole insured of such mortgagee title insurance policy, and such mortgagee title insurance policy was in full force and effect and will inure to the benefit of the originator, as the Seller upon the consummation of the transactions contemplated by the Asset Purchase Agreement (as defined in the Trust Agreement). No claims have been made under such lender’s title insurance policy. “Qualified Insurer” means, with respect to a Mortgage Loan, a mortgage insurer acceptable to Fannie Mae, Freddie Mac or with a rating of A-/VIII or better in the current Best’s Key Rating Guide at the time of origination of the related Mortgage Loan.
(y)The Mortgaged Property is insured by a Qualified Insurer against loss by fire and hazards of extended coverage in an amount not less than the lesser of (i) the full insurable value of the Mortgaged Property or (ii) the outstanding principal balance owing on the Mortgage Loan, but in no event less than the minimum amount necessary to fully compensate for any damage or loss on a replacement cost basis.
(z)If the Mortgaged Property is a condominium unit, it is included under coverage afforded by a blanket policy for the project.
(aa)If the Mortgaged Property was, at origination of the Mortgage Loan, in an area identified on a flood hazard map or flood insurance rate map issued by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect, which policy was issued by a Qualified Insurer and provides coverage in an amount equal to not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the full insurable value of the Mortgaged Property, and (iii) the maximum amount of insurance that was available under the National Flood Insurance Act of 1968, as amended. The Mortgage obligates the mortgagor thereunder to maintain all such insurance at the mortgagor’s cost and expense.
(bb)    There is no monetary default (other than a payment delinquency of less than 30 days as calculated under the MBA method), monetary breach, monetary violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a monetary default, monetary breach, monetary violation or event of acceleration.
(cc)    To the best of Seller’s knowledge, there is no nonmonetary default, nonmonetary breach, nonmonetary violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a nonmonetary default, nonmonetary breach, nonmonetary violation or event of acceleration.
(dd)    No default, breach, violation or event of acceleration has been waived. No foreclosure action is currently threatened or has been commenced with respect to the Mortgage Loan.
(ee)    No Mortgage Note or Mortgage is subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury. None of the terms will render the Mortgage Note or Mortgage unenforceable or subject it to any right of rescission, set-off, counterclaim or defense, including the defense of usury. No such right of rescission, set-off, counterclaim or defense has been asserted.
(ff)    The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security. There is no homestead or other exemption available to the mortgagor that would interfere with such right of foreclosure.
(gg)    Unless noted on the Asset Tape, each Mortgaged Property is located in the United States or a territory of the United States and consists of a non-owner occupied one- to four-unit residential property, which may include, but is not limited to, a single family dwelling, condominium unit or a unit in a planned unit development.
(hh)    The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended.

(ii)    The Seller and, to the best of Seller’s knowledge, all other parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located.
(jj)    As of origination of the Mortgage Loan, the related Mortgaged Property was in compliance with all applicable environmental laws pertaining to environmental hazards including, without limitation, asbestos.
(kk)    In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the depositor to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the mortgagor.
(ll)    The Mortgage contains an enforceable provision, to the extent not prohibited by applicable law as of the initial Purchase Date of such Mortgage, for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.
(mm)    No Mortgaged Property is subject to any ground lease.
(nn)    The Mortgage Loan is not a “high cost” loan, “covered” loan, “threshold” loan or “predatory” loan under any applicable state, federal, or local law at the time of the origination of the Mortgage Loan.
(oo)    Each original Mortgage was recorded and the assignment of the Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located (except with respect to each Mortgage Loan for which an assignment of mortgage to MERS® has been duly and properly recorded).
(pp)    No Mortgaged Property consists of a leasehold interest.
(qq)    In addition to its conformity with the Mortgage File, the information contained in the Asset Tape delivered by the Seller is accurate and factually correct in all respects.
(rr)    Such Mortgage Loan complies with the “ability to repay standards” as set forth in Section 129C(a) of the federal Truth-in-Lending Act, 15 U.S.C. 1639c(a), and Section 1026.43(c) of Regulation Z, or such Mortgage Loan is an extension of credit primarily for a business or commercial purpose and therefore exempt from Regulation Z (including the ability-to repay standards) pursuant to Section 1026.3(a)(1) of Regulation Z and is not a “covered transaction” as defined in Section 1026.43(b)(1) of Regulation Z.
(ss)    Such Mortgage Loan is an extension of credit primarily for personal, family, or household purposes that (i) was a “qualified mortgage” within the meaning of Section 1026.43(e) of Regulation Z at the time of consummation, (ii) is not a “higher-priced covered transaction” within the meaning of Section 1026.43(b)(4) of Regulation Z, and (iii) only includes a prepayment penalty permitted by Section 1026.43(g) of Regulation Z or such Mortgage Loan is an extension of credit primarily for a business or commercial purpose and therefore exempt from Regulation Z pursuant to Section 1026.3(a)(1) of Regulation Z.

ANNEX II

Names and Addresses for Communications Between Parties

BARCLAYS BANK PLC
For all legal notices under this Agreement:
BARCLAYS BANK PLC
5 The North Colonnade
Canary Wharf
London E14 4BB
Legal Director
+44 (0) 20 7773 0188
+44 (0) 20 7773 4932
ldnrepo@barclays.com

Peachtree Mortgage SPV. LLC
c/o Angel Oak Capital Advisors, LLC
3344 Peachtree Road NE, Suite 1725
Atlanta, Georgia 30326
Attention: Ashish Negandhi
Email: ashish.negandhi@angeloakcapital.com

With copies to:

Angel Oak Mortgage, Inc.
c/o Angel Oak Capital Advisors, LLC
3344 Peachtree Road NE, Suite 1725
Atlanta, Georgia 30326
Attention: David Gordon
Email: David.Gordon@angeloakcapital.com

Angel Oak Mortgage, Inc.
3344 Peachtree Road NE, Suite 1725
Atlanta, Georgia 30326
Attention: Brandon Filson
Email: Brandon.Filson@aoreit.com